SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933  [X]

                        Pre-Effective Amendment No. [ ]

                        Post-Effective Amendment No. [ ]

                                     and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                    Amendment No. 1 (File No. 811-07623)            [X]
                                    ---------

                        (Check appropriate box or boxes)

                  IDS LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

        (formery IDS Life of New York Flexible Portfolio Annuity Account)
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)

                     IDS Life Insurance Company of New York
--------------------------------------------------------------------------------
                               (Name of Depositor)

                    20 Madison Avenue Extension, Albany, NY  12203
--------------------------------------------------------------------------------
        (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code (612) 671-3678
--------------------------------------------------------------------------------

          Mary Ellyn Minenko, IDS Tower 10, Minneapolis, MN 55440-0010
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

Prospectus


___________, 1999


American Express Retirement Advisor Variable AnnuitySM

Individual flexible premium deferred combination fixed/variable annuity.


IDS Life of New York Variable Annuity Account

Issued by:        IDS Life Insurance Company of New York (IDS Life of New York)
                  20 Madison Avenue Extension
                  Albany, NY 12203
                  Telephone: 800-541-2251
                  http://www.americanexpress.com/advisors


This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        American Express Variable Portfolio Funds
o        AIM Variable Insurance Funds, Inc.
o        American Century Variable Portfolios, Inc.
o        Fidelity Variable Insurance Products Funds - Service Class
o        Franklin Templeton Variable Insurance Products Trust - Class 2
o        Goldman Sachs Variable Insurance Trust (VIT)
o        Lazard Retirement Series, Inc.
o        Putnam Variable Trust
o        Royce Capital Fund
o        Third Avenue Variable Series Trust
o        Wanger Advisors Trust
o        Warburg Pincus Trust

Please read the prospectuses carefully and keep them for future reference. This contract is available for qualified and nonqualified plans.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the federal deposit insurance corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting IDS Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of Contents

Key Terms
The Contract in Brief
Expense Summary
Condensed Financial Information (Unaudited)
Financial Statements
Performance Information
The Variable Account and the Funds
The Fixed Account
Buying Your Contract
Charges
Valuing Your Investment
Making the Most of Your Contract
Surrenders
TSA -- Special Surrender Provisions
Changing Ownership
Benefits in Case of Death
The Annuity Payout Period
Taxes
Voting Rights
Substitution of Investments
About the Service Providers
Year 2000
Table of Contents of the Statement of Additional Information

Key Terms

These terms can help you understand details about your contract.

Accumulation unit -- A measure of the value of each subaccount before annuity payouts begin.

Annuitant -- The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts -- An amount paid at regular intervals under one of several plans.

Beneficiary -- The person you designate to receive annuity benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business -- When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract value -- The total value of your contract before we deduct any applicable charges.

Contract year -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed account -- An account to which you may allocate purchase payments. Amounts
you  allocate  to  this   account  earn   interest  at  rates  that  we  declare
periodically.

Funds -- Mutual funds and/or portfolios that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Owner (you, your) -- The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Qualified annuity -- A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o        Individual Retirement Annuities (IRAs)
o        Simplified Employee Pension (SEP) plans
o        Section 401(k) plans
o        Custodial and trusteed pension and profit sharing plans
o        Tax-Sheltered Annuities (TSAs)

All other contracts are considered nonqualified annuities.

Settlement date -- The date when annuity payouts are scheduled to begin.

Surrender value -- The amount you are entitled to receive if you make a full surrender from your contract. It is the contract value minus any applicable charges.

Valuation date -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account -- Consists of separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the settlement date).


Free look period:   You may return your  contract  to our office  within 10 days after it is delivered to you and receive a full refund of all your purchase payments. We will not deduct any charges.


Accounts:           Currently, you may allocate your purchase payments among any or all of:

                    o the subaccounts, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the settlement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. __)

                    o the fixed account, which earns interest at a rate that we adjust periodically. (p. __)

Buying your
contract:           We  will  help  you  complete  and  submit  an  application.
                    Applications are subject to acceptance at our office. You may buy a nonqualified annuity or a qualified annuity. After your initial purchase payment, you have the option of making additional purchase payments in the future.

                    o Minimum initial purchase payment -- $2,000 ($1,000 for qualified annuities) unless you pay in installments by means of a bank authorization or under a group billing arrangement such as a payroll deduction.

                    o    Minimum additional purchase payment -- $50.

                    o Minimum installment purchase payment -- $50 monthly; $23.08 biweekly (scheduled payment plan billing).

                    o Maximum first-year purchase payments -- $100,000 to $1,000,000 depending on your age.

                    o Maximum purchase payment for each subsequent year -- $50,000 to $100,000 depending upon your age. (p. __)

Transfers:          Subject   to  certain   restrictions   you   currently   may
                    redistribute your money among the subaccounts and the fixed account without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. You may establish automated transfers among the fixed account and subaccounts. Fixed account transfers are subject to special restrictions.
                    (p.__)

Surrenders:         You may surrender all or part of your contract  value at any time before the settlement date. You also may establish automated partial surrenders. Surrenders may be subject to charges and tax penalties (including a 10% IRS penalty if you surrender prior to your reaching age 59 1/2) and may have other tax consequences; also, certain restrictions apply. (p. __)

Changing ownership: You  may  change  ownership  of a  nonqualified  annuity  by written instruction, but this may have federal income tax consequences. Restrictions apply to changing ownership of a qualified annuity. (p. --)

Benefits in case
of death:           If you or the annuitant die before annuity payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. --)

Annuity Payouts:    You can apply your contract  value to an annuity payout plan that begins on the settlement date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the fixed account. During the annuity payout period, you cannot be invested in more than five subaccounts at any one time unless we agree otherwise. (p. __)

Taxes: Generally, your contract grows tax-deferred until you surrender it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. (p. __)

Charges:

                    o    $30 annual contract administrative charge;

                    o    for  nonqualified   annuities  a  0.95%  mortality  and
                         expense  risk fee;

                    o for qualified annuities a 0.75% mortality and expense risk fee;

                    o    surrender  charge;


                    o    the operating expenses of the funds.

Expense Summary

The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses for each fund.

Contract owner expenses:

     Surrender charge: contingent deferred sales charge as a percentage of purchase payment surrendered.

                 Surrender charge schedule
 Years from purchase payment
           receipt              Surrender charge percentage
              1                              7 %
              2                              7
              3                              7
              4                              6
              5                              5
              6                              4
              7                              2
          Thereafter                         0

Withdrawal Charge under Annuity Payout Plan E - Payouts for a specified period.

The amount equal to the difference in the present value of remaining payments using the assumed invested rate and such present value using the assumed investment rate plus 1.60%.

         Annual contract administrative charge                         $30*

* We will waive this charge when your contract value, or total purchase payments less any payments surrendered, is $50,000 or more on the current contract anniversary.

Annual subaccount expenses (as a percentage of average subaccount value):

         Mortality and expense risk fee        0.95% for nonqualified annuities
                                               0.75% for qualified annuities

Annual operating expenses of the funds after fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets

                                                          Management    12b-1        Other
                                                          Fees          Fees         Expenses      Total
AXPSM Variable Portfolio - Blue Chip Advantage Fund       .56%          .13          .26            .95%1
AXPSM Variable Portfolio - Bond Fund                      .60%          .13          .07            .80%2
AXPSM Variable Portfolio - Capital Resource Fund          .59%          .13          .07            .79%2
AXPSM Variable Portfolio - Cash Management Fund           .50%          .13          .06            .69%2
AXPSM Variable Portfolio - Diversified Equity Income      .56%          .13          .26            .95%1
Fund
AXPSM Variable Portfolio - Extra Income Fund              .62%          .13          .09            .84%2
AXPSM Variable Portfolio - Federal Income Fund            .61%          .13          .14            .88%1
AXPSM Variable Portfolio - Global Bond Fund               .83%          .13          .13           1.09%2
AXPSM Variable Portfolio - Growth Fund                    .63%          .13          .19            .95%1
AXPSM Variable Portfolio - International Fund             .83%          .13          .15           1.11%2
AXPSM Variable Portfolio - Managed Fund                   .59%          .13          .04            .76%2
AXPSM Variable Portfolio - New Dimensions Fund            .61%          .13          .06            .80%2



AXPSM Variable Portfolio - Small Cap Advantage Fund       .79%          .13          .31           1.23%1
AXPSM Variable Portfolio - Strategy Aggressive Fund       .59%          .13          .09            .81%2

AIM V.I. Capital Appreciation Fund                        .62%          --           .05            .67%3
AIM V.I. Capital Development Fund (after fee waivers      --%           --          1.21           1.21%3,4
and expense reimbursements)
American Century VP International Fund                    1.48%         --           --            1.48%2
American Century VP Value Fund                            1.00%         --           --            1.00%2
Fidelity VIP III Growth & Income Portfolio (Service       .49%          .10          .11           .70%5
Class) (after expense reimbursements)
Fidelity VIP III Mid Cap Portfolio (Service Class)        .59%          .10          .41           1.10%2
Fidelity VIP Overseas Portfolio (Service Class) (after    .74%          .10          .13           .97%5
expense reimbursements)
FT VIP Franklin Real Estate Fund - Class 2                 .52%         .25          .02           .79%6,7
FT VIP Templeton International Smaller Companies Fund -   1.00%         .25          .10           1.35%6,7
Class 2
FT VIP Franklin Value Securities Fund - Class 2           .75%          .25          .08           1.08%6,8
Goldman Sachs VIT CORESM Small Cap Equity Fund (after     .75%          --           .15           .90%9
expense reimbursement)
Goldman Sachs VIT CORESM U.S. Equity Fund (after          .70%          --           .10           .80%9
expense reimbursement)
Goldman Sachs VIT Mid Cap Value Fund (after expense       .80%          --           .15           .95%10
reimbursement)
Lazard Retirement International Equity Portfolio (after   .75%          .25          .25           1.25%11
fee waivers and expense reimbursements)
Putnam VT International New Opportunities Fund - Class    1.18%         .15          .68           2.01%12
IB Shares (after expense limitation)
Putnam VT Vista Fund - Class IB Shares                    .65%          .15          .12           .92%1
Royce Micro-Cap Portfolio (after fee waivers and          1.25%         --           .10           1.35%13
expense reimbursements)
Third Avenue Value Portfolio                              .90%          --           .40           1.30%14
Wanger International Small Cap                            1.27%         --           .28           1.55%3
Wanger U.S. Small Cap                                     .96%          --           .06           1.02%3
Warburg Pincus Trust - Emerging Growth Portfolio (after   .84%          --           .41           1.25%15
fee waivers and expense reimbursements)


1Based on estimated expenses.

2Annualized operating expenses of funds at Dec. 31, 1998.

3Figures in "Management Fees," "Other Expenses" and "Total" are based on actual expenses for the fiscal year ended Dec. 31, 1998.

4Had there been no fee waivers or expense reimbursement, expenses would have been: 0.75%, 0.00%, 5.05% and 5.80%, respectively.

5Fidelity Management and Research Company agreed to reimburse a portion of the class' expenses during the period. Without this reimbursement, the Management Fees, 12b-1 Fee, Other Expenses and Total as a percentage of average net assets for the following funds would have been: Fidelity VIP Growth & Income Portfolio (0.49%, 0.10%, 0.12% and 0.71%) and Fidelity VIP Overseas Portfolio (0.74%, 0.10%, 0.17% and 1.01%).

6The figure shown under Management Fees, combines both the Management and Portfolio Administration Fees. The Portfolio Administration Fee is a direct expense for the Templeton International Smaller Companies Fund and the Franklin Value Securities Fund; the Franklin Real Estate Fund pays for similar services indirectly through the Management Fee.


7Because no Class 2 shares were issued as of Dec. 31, 1998, figures (other than rule 12b-1 fees) are based on the Portfolio's Class 1 actual expenses for the fiscal year ended Dec. 31, 1998 plus Class 2's annual Rule 12b-1 fee of 0.25%. (While the maximum amount payable under each Portfolio's Class 2 Rule 12b-1 plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year).

8The Franklin Value Securities Fund commenced operations May 1, 1998, therefore, Management Fees and Rule 12b-1 Fees are annualized and Other Expenses are estimated for 1999. (While the maximum amount payable under the Portfolio's Class 2 Rule 12b-1 plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year.)

9The Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds' expenses are based on actual expenses for fiscal year ended Dec. 31, 1998. The Investment Adviser to the Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds has voluntarily agreed to reduce or limit certain "Other Expenses" of such funds (excluding management fees, taxes, interest and brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed 0.15% and 0.10% per annum of such funds' average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total" for the Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds would be 3.17% and 3.92% and 2.13% and 2.83%, respectively. The reductions or limits may be discontinued or modified by the investment adviser in their discretion at any time.

10The Goldman Sachs VIT Mid Cap Value Fund's expenses are estimated due to the fund being in existence for less than ten months. The Investment Adviser to the Goldman Sachs VIT Mid Cap Value Fund has voluntarily agreed to reduce or limit certain "Other Expenses" of such funds (excluding management fees, taxes, interest and brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed 0.15% per annum of such fund's average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total" for the Goldman Sachs VIT Mid Cap Value Fund would be 0.57% and 1.37%, respectively. The reductions or limits may be discontinued or modified by the investment adviser in their discretion at any time.

11The Portfolio's Investment Manager agrees to waive its fees and/or reimburse the Portfolio through Dec. 31, 1999 to the extent total Portfolio annual expenses exceed 1.25% of the Portfolio's average daily net assets. Absent fee waivers and/or reimbursements, the Management Fees, 12b-1 Fees, Other Expenses and Total as a percentage of average net assets for fiscal year ended Dec. 31, 1998 would have been: (0.75%, 0.25%, 47.67% and 48.67%).

12The Management Fees and Total expenses shown in the table reflect an expense limitation. In the absence of an expense limitation, Management Fees and Total expenses would have been 1.20% and 2.03%, respectively.

13Expense ratios are shown after fee waivers and expense reimbursements by the investment advisor. The expense ratios before the waivers and reimbursements would have been 1.25%, 1.34% and 2.59%.

14The Fund's expenses are estimated because the fund had not commenced operations as of August 10, 1999.

15Expense ratios are shown after fee waivers and expense reimbursements by the investment adviser. The expense ratios before the waivers and reimbursements would have been: (0.90%, 0.00%, 0.51% and 1.41%).

Examples:*


You would pay the following expenses on a $1,000 investment in a nonqualified annuity and a 0.95% mortality and expense risk fee assuming a 5% annual return and....


                                                                                    no surrender or selection
                                        a full surrender at the end          of an annuity payout plan at the end of
                                            of each time period                         each time period
                                          1 year              3 years            1 year              3 years
AXPSM Variable Portfolio - Blue Chip      $                   $                  $                   $
Advantage Fund
AXPSM Variable Portfolio - Bond Fund
AXPSM Variable Portfolio - Capital
Resource Fund
AXPSM Variable Portfolio - Cash
Management Fund
AXPSM Variable Portfolio - Diversified
Equity Income Fund
AXPSM Variable Portfolio - Extra Income
Fund
AXPSM Variable Portfolio - Federal
Income Fund
AXPSM Variable Portfolio - Global Bond
Fund
AXPSM Variable Portfolio - Growth Fund
AXPSM Variable Portfolio - International
Fund
AXPSM Variable Portfolio - Managed Fund
AXPSM Variable Portfolio - New
Dimensions Fund
AXPSM Variable Portfolio - Small Cap
Advantage Fund
AXPSM Variable Portfolio - Strategy
Aggressive Fund
AIM V.I. Capital Appreciation Fund
AIM V.I. Capital Development Fund
American Century VP International Fund
American Century VP Value Fund
Fidelity VIP III Growth & Income
Portfolio (Service Class)
Fidelity VIP III Mid Cap Portfolio
(Service Class)
Fidelity VIP Overseas Portfolio (Service
Class)
FT VIP Franklin Real Estate Fund - Class 2
FT VIP Templeton International Smaller
Companies Fund - Class 2
FT VIP Franklin Value Securities Fund -
Class 2
Goldman Sachs VIT CORESM Small Cap
Equity Fund
Goldman Sachs VIT CORESM U.S. Equity Fund
Goldman Sachs VIT Mid Cap Value Fund
Lazard Retirement International Equity
Portfolio
Putnam VT International New
Opportunities Fund - Class IB Shares
Putnam VT Vista Fund - Class IB Shares
 Royce Micro-Cap Portfolio
Third Avenue Value Portfolio
Wanger International Small Cap
Wanger U.S. Small Cap
Warburg Pincus Trust - Emerging Growth
Portfolio


You would pay the following expenses on a $1,000 investment in a qualified annuity and a 0.75% mortality and expense risk fee assuming a 5% annual return and....


                                                                                    No surrender or selection
                                        a full surrender at the end          of an annuity payout plan at the end of
                                            of each time period                         each time period
                                          1 year              3 years            1 year              3 years
AXPSM Variable Portfolio - Blue Chip      $                   $                  $                   $
Advantage Fund
AXPSM Variable Portfolio - Bond Fund
AXPSM Variable Portfolio - Capital
Resource Fund
AXPSM Variable Portfolio - Cash
Management Fund
AXPSM Variable Portfolio - Diversified
Equity Income Fund
AXPSM Variable Portfolio - Extra Income
Fund
AXPSM Variable Portfolio - Federal
Income Fund
AXPSM Variable Portfolio - Global Bond
Fund
AXPSM Variable Portfolio - Growth Fund
AXPSM Variable Portfolio - International
Fund
AXPSM Variable Portfolio - Managed Fund
AXPSM Variable Portfolio - New
Dimensions Fund
AXPSM Variable Portfolio - Small Cap
Advantage Fund
AXPSM Variable Portfolio - Strategy
Aggressive Fund
AIM V.I. Capital Appreciation Fund
AIM V.I. Capital Development Fund
American Century VP International Fund
American Century VP Value Fund
Fidelity VIP III Growth & Income
Portfolio (Service Class)
Fidelity VIP III Mid Cap Portfolio
(Service Class)
Fidelity VIP Overseas Portfolio (Service
Class)
FT VIP Franklin Real Estate Fund - Class 2
FT VIP Templeton International Smaller
Companies Fund - Class 2
FT VIP Franklin Value Securities Fund -
Class 2
Goldman Sachs VIT CORESM Small Cap
Equity Fund
Goldman Sachs VIT CORESM U.S. Equity Fund
Goldman Sachs VIT Mid Cap Value Fund
Lazard Retirement International Equity
Portfolio
Putnam VT International New
Opportunities Fund - Class IB Shares
Putnam VT Vista Fund - Class IB Shares
 Royce Micro-Cap Portfolio
Third Avenue Value Portfolio
Wanger International Small Cap
Wanger U.S. Small Cap
Warburg Pincus Trust - Emerging Growth
Portfolio


You should not consider these examples as representations of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)

We have not provided any condensed financial information for the subaccounts because they are new and do not have any history.

Financial Statements



(to be filed by amendment)


Performance Information

Performance information for the subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. Currently, we do not provide any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.

We include non-recurring charges (such as surrender charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect deduction of all applicable charges, including:

o        the contract administrative charge,
o        mortality and expense risk fee, and
o surrender charge (assuming a surrender at the end of the illustrated period).

We also may make optional total return quotations that do not reflect a surrender charge deduction (assuming no surrender). Total return quotations may be shown by means of schedules, charts or graphs.

Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).

Cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.

Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage.

You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact us.

The Variable Account and the Funds

You may allocate payments to any or all the subaccounts of the variable account that invest in shares of the following funds:

                                                                                                 Investment Advisor or
  Subaccount    Investing in                Investment Objectives and Policies:                  Manager

      BC7       AXPSM Variable Portfolio -  Objective: long-term total return exceeding that of  IDS Life Insurance Company
      BC8       Blue Chip Advantage Fund    the U.S. stock market. Invests primarily in common   (IDS Life), investment
                                            stocks of companies included in the unmanaged S&P    manager; American Express
                                            500 Index.                                           Financial Corporation
                                                                                                 (AEFC) investment advisor.

      BD7       AXPSM Variable Portfolio -  Objective: high level of current income while        IDS Life, investment
      BD8       Bond Fund                   conserving the value of the investment for the       manager; AEFC investment
                                            longest time period. Invests primarily in            advisor.
                                            investment-grade bonds.

      CR7       AXPSM Variable Portfolio -  Objective: capital appreciation. Invests primarily   IDS Life, investment
      CR8       Capital Resource Fund       in U.S. common stocks.                               manager; AEFC investment
                                                                                                 advisor.

      CM7       AXPSM Variable Portfolio -  Objective: maximum current income consistent with    IDS Life, investment
      CM8       Cash Management Fund        liquidity and conservation of capital. Invests in    manager; AEFC investment
                                            money market securities.                             advisor.

      DE7       AXPSM Variable Portfolio -  Objective: a high level of current income and, as a  IDS Life, investment
      DE8       Diversified Equity Income   secondary goal, steady growth of capital. Invests    manager; AEFC investment
                Fund                        primarily in dividend-paying common and preferred    advisor.
                                            stocks.

      EI7       AXPSM Variable Portfolio -  Objective: high current income, with capital growth  IDS Life, investment
      EI8       Extra Income Fund           as a secondary objective. Invests primarily in       manager; AEFC investment
                                            long-term, high-yielding, high-risk debt securities  advisor.
                                            below investment grade issued by U.S. and foreign
                                            corporations.

      FI7       AXPSM Variable Portfolio -  Objective: a high level of current income and        IDS Life, investment
      FI8       Federal Income Fund         safety of principal consistent with an investment    manager; AEFC investment
                                            in U.S. government and government agency             advisor.
                                            securities. Invests primarily in debt obligations
                                            issued or guaranteed as to principal and interest
                                            by the U.S. government, its agencies or
                                            instrumentalities.


      GB7       AXPSM Variable Portfolio -  Objective: high total return through income and      IDS Life, investment
      GB8       Global Bond Fund            growth of capital. Invests primarily in debt         manager; AEFC investment
                                            securities of U.S. and foreign issuers.              advisor.

      GR7       AXPSM Variable Portfolio -  Objective: long-term capital growth. Invests         IDS Life, investment
      GR8       Growth Fund                 primarily in common stocks and securities            manager; AEFC investment
                                            convertible into common stocks that appear to offer  advisor.
                                            growth opportunities.

      IE7       AXPSM Variable Portfolio -  Objective: capital appreciation. Invests primarily   IDS Life, investment
      IE8       International Fund          in common stock of foreign issuers.                  manager; AEFC investment
                                                                                                 advisor. American Express
                                                                                                 Asset Management
                                                                                                 International, Inc., a
                                                                                                 wholly-owned subsidiary of
                                                                                                 AEFC, is the sub-investment
                                                                                                 advisor.

      MF7       AXPSM Variable Portfolio -  Objective: maximum total investment return through   IDS Life, investment
      MF8       Managed Fund                a combination of capital growth and current income.  manager; AEFC investment
                                            Invests primarily in stocks, convertible             advisor.
                                            securities, bonds and money market instruments.

      ND7       AXPSM Variable Portfolio -  Objective: long-term growth of capital. Invests      IDS Life, investment
      ND8       New Dimensions Fund         primarily in common stocks of U.S. and foreign       manager; AEFC investment
                                            companies showing potential for significant growth.  advisor.

      SC7       AXPSM Variable Portfolio -  Objective: long-term capital growth. Invests         IDS Life, investment
      SC8       Small Cap Advantage Fund    primarily in equity stocks of small companies that   manager; AEFC investment
                                            are often included in the S&P SmallCap 600 Index or  advisor.
                                            the Russell 2000 Index.

      SA7       AXPSM Variable Portfolio -  Objective: capital appreciation. Invests primarily   IDS Life, investment
      SA8       Strategy Aggressive Fund    in common stocks of small-and medium-size companies. manager; AEFC investment advisor.
      7CA       AIM V.I. Capital            Objective: growth of capital. Invests primarily in   A I M Advisors, Inc.
      8CA       Appreciation Fund           common stocks, with emphasis on medium- or
                                            small-sized growth companies.

      7CD       AIM V.I. Capital            Objective: long term growth of capital. Invests      A I M Advisors, Inc.
      8CD       Development Fund            primarily in securities (including common stocks,
                                            convertible securities and bonds) of small- and
                                            medium-sized companies.

      7IF       American Century VP         Objective: long term capital growth. Invests         American Century Investment
      8IF       International Fund          primarily in stocks of growing foreign companies.    Management, Inc.

      7VA       American Century VP Value   Objective: long-term capital growth, with income as  American Century Investment
      8VA       Fund                        a secondary objective. Invests primarily in          Management, Inc.
                                            securities that management believes to be
                                            undervalued at the time of purchase.

      7GI       Fidelity VIP III Growth &   Objective: high total return through a combination   Fidelity Management &
      8GI       Income Portfolio (Service   of current income and capital appreciation. Invests  Research Company (FMR),
                Class)                      primarily in common stocks with a focus on those     investment manager; FMR
                                            that pay current dividends and show potential for    U.K. and FMR Far East,
                                            capital appreciation.                                sub-investment advisors.


      7MP       Fidelity VIP III Mid Cap    Objective: long-term growth of capital. Invests      FMR, investment manager;
      8MP       Portfolio (Service Class)   primarily in medium market capitalization common     FMR U.K. and FMR Far East,
                                            stocks.                                              sub-investment advisors.

      7OS       Fidelity VIP Overseas       Objective: long-term growth of capital. Invests      FMR, investment manager;
      8OS       Portfolio (Service Class)   primarily in common stocks of foreign securities.    FMR U.K., FMR Far East,
                                                                                                 Fidelity International
                                                                                                 Investmen Advisors (FIIA) and
                                                                                                 FIIA U.K., sub-investment advisors.

      7RE       Franklin Templeton VIP      Objective: capital appreciation with a secondary     Franklin Advisers, Inc.
      8RE       Franklin Real Estate Fund   goal to earn current income. Invests primarily in
                - Class 2                   securities of companies operating in the real
                                            estate industry, primarily equity real estate
                                            investment trusts (REITS).

      7IS       Franklin Templeton VIP      Objective: long-term capital appreciation. Invests   Templeton Investment
      8IS       Templeton International     primarily in equity securities of smaller companies  Counsel, Inc.
                Smaller Companies Fund -    located outside the U.S.,  including in emerging
                Class 2                     markets.

      7SI       Franklin Templeton VIP      Objective: long-term total return. Invests           Franklin Advisory Services,
      8SI       Franklin Value Securities   primarily in equity securities of companies the      LLC
                Fund - Class 2              manager believes are significantly undervalued.

      7SE       Goldman Sachs VIT CORESM    Objective: long-term growth of capital. Invests      Goldman Sachs Asset
      8SE       Small Cap Equity Fund       primarily in a broadly diversified portfolio of      Management
                                            equity securities of U.S. issuers which are
                                            included in the Russell 2000 Index at the time of
                                            investment.

      7UE       Goldman Sachs VIT CORESM    Objective: long-term growth of capital and dividend  Goldman Sachs Asset
      8UE       U.S. Equity Fund            income. Invests primarily in a broadly diversified   Management
                                            portfolio of large-cap and blue chip equity
                                            securities representing all major sectors of the
                                            U.S. economy.

      7MC       Goldman Sachs VIT Mid Cap   Objective: long-term capital appreciation. Invests   Goldman Sachs Asset
      8MC       Value Fund                  primarily in mid-capitalization U.S. stocks that     Management
                                            are believed to be undervalued or undiscovered by
                                            the marketplace.

      7IP       Lazard Retirement           Objective: long-term capital appreciation. Invests   Lazard Asset Management
      8IP       International Equity        primarily in equity securities, principally common
                Portfolio                   stocks of relatively large non-U.S. companies
                                            (those whose total market value is more than $1
                                            billion) that the Investment Manager believes are
                                            undervalued based on their earnings, cash flow or
                                            asset values.

      7IN       Putnam VT International     Objective: long-term capital appreciation by         Putnam Investment
      8IN       New Opportunities Fund -    investing in companies that have above-average       Management, Inc.
                Class                       IB Shares  growth  prospects  due to
                                            the  fundamental   growth  of  their
                                            market sector.  Invests primarily in
                                            growth stocks outside the U.S.

      7VS       Putnam VT Vista Fund -      Objective: capital appreciation. Invests primarily   Putnam Investment
      8VS       Class IB Shares             in a diversified portfolio of common stocks that     Management, Inc.
                                            Putnam Management  believes have the
                                            potential for above-average  capital
                                            appreciation.


      7MI        Royce Micro-Cap Portfolio  Objective: long-term growth of capital. Invests      Royce & Associates, Inc.
      8MI                                   primarily in a broadly diversified portfolio of
                                            equity securities issued by micro-cap companies
                                            (companies with stock market capitalizations below
                                            $300 million).

      7SV       Third Avenue Value          Objective: long-term capital appreciation. Invests   The Investment Adviser EQSF
      8SV       Portfolio                   primarily in common stocks of well-financed          Advisers, Inc.
                                            companies at a substantial discount to what the
                                            Advisor believes is their true value.

      7IT       Wanger International Small  Objective: long-term growth of capital. Invests      Wanger Asset Management,
      8IT       Cap                         primarily in stocks of small- and medium-size        L.P.
                                            non-U.S. companies.

      7SP       Wanger U.S. Small Cap       Objective: long-term growth of capital. Invests      Wanger Asset Management,
      8SP                                   primarily in stocks of small- and medium-size U.S.   L.P.
                                            companies.

      7EG       Warburg Pincus Trust -      Objective: maximum capital appreciation. Invests     Warburg Pincus Asset
      8EG       Emerging Growth Portfolio   primarily in equity securities of small- to medium   Management, Inc.
                                            sized U.S. emerging-growth companies.


The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that the investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are also available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.

The variable account was established under New York law on April 17, 1996 and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of IDS Life.

The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.

We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Account

You also may allocate purchase payments to the fixed account. We back the principal and interest guarantees relating to the fixed account. The value of the fixed account increases as we credit interest to the account. Purchase payments and transfers to the fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

Interests in the fixed account are not required to be registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the fixed account. Disclosures regarding the fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the fixed account.)

Buying Your Contract

You can fill out an application and send it along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 90 or younger.

When you apply, you may select:


o        the fixed account and/or subaccounts in which you want to invest;
o        how you want to make purchase payments; and
o        a beneficiary.

The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed account in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed account and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.

The settlement date

Annuity payouts are scheduled to begin on the settlement date. When we process your application, we will establish the settlement date to the maximum age or date described below. You can also select a date within the maximum limits. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities, the settlement date must be:

o no earlier than the 60th day after the  contract's  effective  date;  and

o no later than the annuitant's 90th birthday.

For qualified annuities, to avoid IRS penalty taxes, the settlement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and

o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or

o for all other qualified annuities, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later retires (except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).

If you take the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial surrenders from this contract, annuity payouts can start as late as the annuitant's 90th birthday.

Beneficiary

If death benefits become payable before the settlement date (while the contract is in force and before annuity payouts begin), we will pay your named beneficiary all or part of the contract value. If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)

Purchase payments

    Minimum allowable purchase payments
    If paying by installments* under a
    scheduled payment plan:
         $23.08 biweekly, or
         $50 per month

 If paying by any other method:
    $1,000 initial payment for qualified plans
    $2,000 initial payment for nonqualified plans
    $50 for any additional payments

    * Installments must total at least $600 in the first year. If you do not make any purchase payments for 36 months, and your previous payments total $600 or less, we have the right to give you 30 days' written notice and pay you the total value of your contract in a lump sum.

    Maximum allowable purchase payments** based on the age of you or the annuitant, whoever is older, on the effective date of the contract:

      For the first year:                            For each subsequent year:
         $100,000 for ages 86 to 90                     $50,000 for ages 86-90
         $1,000,000 up to age 85                        $100,000 up to age 85

    **These limits apply in total to all IDS Life of New York annuities you own. We reserve the right to increase maximum limits. For qualified annuities the qualified plan's limits on annual contributions also apply.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following either:

1.       a partial surrender from the fixed account; or
2.       a lump sum transfer from the fixed account to a subaccount.

How to make purchase payments

1 By letter       Send your check along with your name and By letter contract number to:


                  Regular mail:
                  IDS Life Insurance Company of New York
                  Box 5144
                  Albany, NY 12205

                  Express mail:
                  IDS Life Insurance Company of New York
                  20 Madison Avenue Extension
                  Albany, NY 12203



2 By Scheduled payment plan

          We can help you set up:

          o an automatic payroll deduction, salary reduction or other group billing arrangement; or

          o    a bank authorization.


Charges

Contract administrative charge

We charge this fee for establishing and maintaining your records. We deduct $30 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed account in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when your contract value, or total purchase payments less any payments surrendered, is $50,000 or more on the current contract anniversary.

If you surrender your contract, we will deduct the charge at the time of surrender regardless of the contract value or purchase payments made. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Mortality and expense risk fee

We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. For nonqualified annuities the fee totals 0.95% of the average daily net assets on an annual basis. For qualified annuities the fee totals 0.75% of the average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. This fee does not apply to the fixed account.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge and this charge may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:

o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;

o then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the surrender charge, discussed in the following paragraphs, will cover sales and distribution expenses.

Surrender charge


If you surrender all or part of your contract, you may be subject to a surrender charge. A surrender charge applies if all or part of the surrender amount is from purchase payments we received within seven (7) years before surrender.


For purposes of calculating any surrender charge, we treat amounts surrendered from your contract value in the following order:

1. First, we surrender any contract earnings (contract value less purchase payments received and not previously surrendered). We do not assess a surrender charge on contract earnings.

NOTE: We determine contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the fixed account.

2. Next, in each contract year, we surrender amounts totaling up to 10% of your prior contract anniversary contract value, but only to the extent not included and surrendered in Number 1 above. (Your initial purchase payment is considered the prior contract anniversary contract value during the first contract year.) We do not assess a surrender charge on this amount.

3. Next we surrender purchase payments received prior to the surrender charge period you selected and shown in your contract. We do not assess a surrender charge on these purchase payments.


4. Finally, if necessary, we surrender purchase payments received that are still within the surrender charge period. We surrender these payments on a first-in, first-out basis. We do assess a surrender charge on these payments.


We determine your surrender charge by multiplying each of your payments surrendered by the applicable surrender charge percentage, and then adding the total surrender charges.

The surrender charge percentage depends on the number of years since you made the payments that are surrendered, depending on the schedule you selected:

                 Surrender charge schedule
 Years from purchase payment
           receipt              Surrender charge percentage
              1                             7%
              2                              7
              3                              7
              4                              6
              5                              5
              6                              4
              7                              2
          Thereafter                         0


Surrender charge calculation example

Following is an example of the calculation we would make to determine the surrender charge on a contract with this history:

o The contract date is July 1, 1999 with a contract year of July 1 through June 30 and with an anniversary date of July 1 each year; and

o    We received these payments:
         -$10,000 July 1, 1999;
         -$ 8,000 Dec.31, 2004
         -$ 6,000 Feb. 20, 2007; and

o The owner surrenders the contract for its total surrender value of $26,500 on Aug. 5, 2009 and had not made any other surrenders during that contract year; and

o    The prior anniversary July 1, 2008 contract value was $28,000.

Surrender charge                           Explanation

            $0       $2,500 is contract earnings surrendered without charge; and

            $0 $300 is 10% of the prior anniversary contract value that is in excess of contract earnings surrendered without charge (from above).
                     10% of $28,000= $2,800 minus $2,500 = $300

            $0 $10,000 July 1, 1999 payment was received eight or more years before surrender and is surrendered without surrender charge; and

           $400 $8,000 Dec. 31, 2004 payment is in its fifth year from receipt, surrendered with a 5% surrender charge; and

           $420 $6,000 Feb.20, 2007 payment is in its third year from receipt, surrendered with a 7% surrender charge.
         -------
           $820

For a partial surrender that is subject to a surrender charge, the amount we actually surrender from your contract will be the amount you request plus any applicable surrender charge. We apply the surrender charge to this total amount. We pay you the amount you requested. If you make a full surrender of your contract, we also will deduct the $30 contract administrative charge.

Waiver of surrender charges

We do not assess surrender charges for:

o    surrenders of any contract earnings;

o amounts totaling up to 10% of your prior contract anniversary contract value to the extent they exceed contract earnings;

o required minimum distributions from a qualified annuity (for those amounts required to be distributed from the contract described in this prospectus);

o    contracts settled using an annuity payout plan;


o    amounts we refund to you during the free look period*; and


o    death benefits*.


* However, we will reverse certain purchase payment credits up to the maximum surrender charge. (See "Valuing Your Investment - Purchase payment credits.")

Other information on charges: AEFC makes certain custodial services available to some custodial and trusteed pension and profit sharing plans and 401(k) plans funded by our annuities. Fees for these services start at $30 per calendar year per participant. AEFC will charge a termination fee for owners under age 59 1/2 (fee waived in case of death or disability).


Surrender  Charge under Annuity Payout Plan E - Payouts for a specified  period:
Under this payout plan, you can choose to take a withdrawal. The amount that you can withdraw is the present value of any remaining variable payouts. The discount rate we use in the calculation will be 5.05% if the assumed investment rate is 3.5% and 7.15% if the assumed investment rate is 5%. The surrender charge is equal to the difference in discount values using the above discount rates an the assumed investment rate. In no event would your surrender charge exceed 9%.


Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative and surrender charges. However, we expect this to occur infrequently.


Valuing Your Investment

We value your fixed account and subaccounts as follows:

Fixed account: We value the amounts you allocated to the fixed account directly in dollars. The fixed account value equals:

o the sum of your purchase payments and transfer amounts allocated to the fixed account;

o    plus any purchase payment credits allocated to the fixed account;

o    plus interest credited;

o minus the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out; and

o    minus any prorated contract administrative charge.

Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts or we apply any purchase payment credits to a subaccount, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a contract administrative charge, we subtract a certain number of accumulation units from your contract.

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units

To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes, by the current accumulation unit value.

Accumulation unit value

The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

Net investment factor

We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.

Factors that affect subaccount accumulation units

Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units you own may fluctuate due to:

o        additional purchase payments you allocate to the subaccounts;
o        any purchase payment credits allocated to the subaccounts;
o        transfers into or out of the subaccounts;
o        partial surrenders;
o        surrender charges; and/or
o        prorated portions of the contract administrative charge.

Accumulation unit values will fluctuate due to:

o        changes in funds' net asset value;
o        dividends distributed to the subaccounts;
o        capital gains or losses of funds;
o        fund operating expenses; and/or
o        mortality and expense risk fees.

Purchase payment credits


We add a credit to your contract in the amount of 1% of each purchase payment received if your initial purchase payment to the contract is at least $100,000.


We fund the credit from our general account. We do not consider credits to be "investments" for income tax purposes. (See "Taxes.")

We allocate each credit to your contract value when the applicable purchase payment is applied to your contract value. We allocate such credits to your contract value according to allocation instructions in effect for your purchase payments.

We will reverse credits from the contract value for any purchase payment that is not honored.


To the extent a death benefit or surrender payment includes contract value credits applied within twelve months preceding the date of death that results in a lump sum death benefit under this contract, we will assess a charge, similar to a surrender charge, equal to the amount of the purchase payment credits. The amount we pay to you under these circumstances will always equal or exceed your surrender value. The amount returned to you under the free look provision also will not include any credits applied to your contract.


Making the Most of Your Contract

Automated dollar-cost averaging

Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the fixed account to one or more subaccounts. There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.

How dollar-cost averaging works

                                                   How dollar-cost averaging works
By investing an                                   Amount       Accumulation unit       Number of units
equal number of                      Month       invested            value                purchased
dollars each month...                 Jan          $100               $20                    5.00
                                      Feb          100                18                     5.56
you automatically buy                 Mar          100                17                     5.88
more units when the                   Apr          100                15                     6.67
per unit market price                 May          100                16                     6.25
is low...                             Jun          100                18                     5.56
                                      Jul          100                17                     5.88
and fewer units when                  Aug          100                19                     5.26
the per unit market                  Sept          100                21                     4.76
price is high.                        Oct          100                20                     5.00


You paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact us.

Transferring money between accounts

You may transfer money from any one subaccount, or the fixed account, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments.


Transfer policies

o Before annuity payouts begin, you may transfer contract values between the subaccounts, or from the subaccounts to the fixed account at any time. However, if you made a transfer from the fixed account to the subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next contract anniversary.

o You may transfer contract values from the fixed account to the subaccounts once a year during a 31-day transfer period starting on each contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums).

o If we receive your request within 30 days before the contract anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary.

o If we receive your request on or within 30 days after the contract anniversary date, the transfer from the fixed account to the subaccounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, you cannot invest in more than five subaccounts at any one time unless we agree otherwise.

How to request a transfer or surrender

1 By letter
                    Send your name, contract number, Social Security Number or Taxpayer Identification Number and signed request for a transfer or surrender to:


                           Regular mail:
                           IDS Life Insurance Company of New York
                           Box 5144
                           Albany, NY 12205

                           Express mail:
                           IDS Life Insurance Company of New York
                           20 Madison Avenue Extension
                           Albany, NY 12203


                           Minimum amount

                           Transfers or
                           surrenders:           $250 or entire account balance

                           Maximum amount

                           Transfers or
                           surrenders:           Contract value

2 By automated transfers and automated partial surrenders

                    We can help you set up automated transfers among your subaccounts or fixed account or partial surrenders from the accounts.

                    You can startor stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

                    o Automated transfers from the fixed account to any one of the subaccounts may not exceed an amount that, if continued, would deplete the fixed account within 12 months.

                    o Automated surrenders may be restricted by applicable law under some contracts.

                    o You may not make additional purchase payments if automated partial surrenders are in effect.

                    o Automated partial surrenders may result in IRS taxes and penalties on all or part of the amount surrendered.

                           Minimum amount

                           Transfers or
                           surrenders:               $50



Surrenders

You may surrender all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your surrender request on the valuation date we receive it. For total surrenders, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay surrender charges (see "Charges - Surrender charge") and IRS taxes and penalties (see "Taxes"). You cannot make surrenders after annuity payouts begin except under Plan E (See "The Annuity Payout Period Annuity payout plans").

Surrender policies

If you have a balance in more than one account and you request a partial surrender, we will withdraw money from all your subaccounts and/or the fixed account in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise. The minimum contract value after partial surrender is $600.

Receiving payment

By regular or express mail:

o        payable to you;
o        mailed to address of record.

NOTE: We will charge you a fee if you request express mail delivery.

By wire:

o        request that payment be wired to your bank;
o        bank account must be in the same ownership as your contract; and
o        pre-authorization required.

For instructions, contact us.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

-- the surrender amount includes a purchase payment check that has not cleared; -- the NYSE is closed, except for normal holiday and weekend closings; -- trading on the NYSE is restricted, according to SEC rules; -- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or
-- the SEC permits us to delay payment for the protection of security holders.

TSA -- Special Surrender Provisions

Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:

o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:

     -- you are at least age 59 1/2;
     -- you are disabled as defined in the Code;
     -- you  separated  from the  service  of the  employer  who  purchased  the contract; or
     -- the distribution is because of your death.

o If you encounter a financial hardship (as defined by the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

o Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see "Taxes").

o The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

o If the contract has a loan provision, the right to receive a loan as described in detail in your contract.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

Benefits in Case of Death

We will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant.

If you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary as follows:

If both you and the annuitant are age 80 or younger on the date of death, the beneficiary receives the greatest of:

o    the contract value;
o    purchase payments, minus any "adjusted partial surrenders"; or
o the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and minus any "adjusted partial surrenders" since that anniversary.

If either you or the annuitant are age 81 or older on the date of death, the beneficiary receives the greater of:

o        the contract value; or
o        purchase payments minus any "adjusted partial surrenders."

Adjusted partial surrenders: We calculate an "adjusted partial surrender" for each partial surrender as the product of (a) times (b) where

                  (a) is the ratio of the amount of the partial surrender (including any applicable surrender charge) to the contract value on the date of (but prior to) the partial surrender; and

                  (b) is the death benefit on the date of (but prior to) the partial surrender.

Example of death benefit calculation when the owner and annuitant are age 80 or younger:

o    The contract is purchased with a payment of $20,000 on Jan. 1, 2000.

o On Jan 1, 2006 (the 6th contract anniversary) the contract value has grown to $30,000.

o March 1, 2006 the contract value has fallen to $28,000 at which point the owner takes a $1,500 partial surrender, leaving a contract value of $26,500.

The death benefit on March 1, 2006 is calculated as follows:

      The contract value on the most recent 6th contract anniversary:                   $30,000.00
      plus any purchase payments paid since that anniversary:                           +     0.00
      minus any "adjusted partial surrenders" taken since that anniversary calculated
      as:      $1,500 x $30,000
               ----------------  =
                    $28,000                                                             -  1,607.14
                                                                                        -----------
      for a death benefit of:                                                           $ 28,392.86

If your spouse is sole beneficiary under a nonqualified annuity and you die before the settlement date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death.

Payments: Under a nonqualified annuity we will pay the beneficiary in a single sum unless you give us other written instructions. A death benefit paid in a single sum will be reduced by the amount of any purchase payment credits applied to the contract within 12 months of the date of death. (See "Valuing Your Investment-Purchase payment credits.") We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and
o payouts begin no later than one year after your death, or other date as permitted by the Code; and
o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Other rules may apply to qualified annuities. (See "Taxes.")


The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the settlement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.

The amount available for payouts under the plan you select is the contract value on your settlement date (less any applicable premium tax). We do not deduct any surrender charges under the payout plans listed below.

You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amounts available to purchase payouts under the plan you select is the contract value on your settlement date (less any applicable premium tax). You may reallocate this contract value to the fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, you cannot invest in more than five subaccounts at any one time unless we agree otherwise.

Amounts of fixed and variable payouts depend on:

o    the annuity payout plan you select;
o    the annuitant's age and, in most cases, sex;
o    the annuity table in the contract; and
o    the amounts you allocated to the accounts at settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month.)

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

Annuity table

The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates.) The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.

Substitution of 3.5% table

If you ask us at least 30 days before the settlement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.

Annuity payout plans

You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:


o Plan A -- Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B -- Life annuity with five, 10 or 15 years certain: We make monthly payouts for a guaranteed payout period of five, 10 or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the settlement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C -- Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D -- Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.


o Plan E -- Payouts for a specified period: We make monthly payouts for a specific payout period of 10 to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. We determine the present value of the remaining annuity payouts which are assumed to remain level. The discount rate we use in the calculation will vary between 5.05% and 7.15% depending on the applicable assumed investment rate. (See "Charges - Surrender Charge under Annuity Payout Plan E"). You can also take a portion of the discounted value once a year. If you do so, your monthly payouts will be reduced by the proportion of your surrender to the full discounted value. A 10% IRS penalty could apply if you take a surrender. (See "Taxes").


Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o    over the life of the annuitant;
o    over the joint lives of the annuitant and a designated beneficiary;
o    for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.

You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's settlement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin

If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or surrender (see detailed discussion below). Any portion of the annuity payouts and any surrenders you request that represent ordinary income are normally taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life and after your death. You should refer to your retirement plan or adoption agreement or consult a tax advisor for more information about your distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuities issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities: Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Surrenders: If you surrender part or all of your contract before your annuity payouts begin, your surrender payment will be taxed to the extent that the value of your contract immediately before the surrender exceeds your investment. You also may have to pay a 10% IRS penalty for surrenders you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you surrender your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract is not tax-exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax-deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o    because of your death;
o    because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you surrender your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender), we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

Withholding from qualified annuities: If you receive directly all or part of the contract value from a qualified annuity (except an IRA or SEP), mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a surrender for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a surrender.

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:

o    the reserve held in each subaccount for your contract; divided by
o    the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.

We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.

Substitution of Investments

We may substitute the funds in which the subaccounts invest if:

o        laws or regulations change,
o        existing funds become unavailable, or
o        in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute funds other than those currently listed in this prospectus for other funds.

We may also:

          o    add new subaccounts;
          o    combine any two or more subaccounts;
          o    add subaccounts investing in additional funds;
          o transfer assets to and from the subaccounts or the variable account; and
          o    eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers


Principal underwriter

American Express Financial Advisors Inc. (AEFA) is the principal underwriter for the contracts. Its offices are located at IDS Tower 10, Minneapolis, MN 55440-0010. AEFA is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company, a financial services company headquartered in New York City.

The AEFC family of companies offers not only insurance and annuities, but also mutual funds, investment certificates and a broad range of financial management services. AEFA serves individuals and businesses through its nationwide network of more than 180 offices and 9200 advisors.

Issuer

IDS Life of New York issues the contracts. IDS Life of New York is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company, a financial services company headquartered in New York City.

IDS Life of New York is a stock life insurance company organized in 1972 under the laws of the State of New York and is located at 20 Madison Avenue Extension, Albany, New York 12203. Its mailing address is P.O. Box 5144, Albany, NY 12205. IDS Life of New York conducts a conventional life insurance business.

IDS Life of New York pays total commissions of up to 7.0% of the total purchase payments it receives on the contracts. We pay a portion of this total commission to district managers and field vice presidents of the selling representative

Legal proceedings

A number of lawsuits have been filed against life and health insurers in jurisdictions in which we do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. We, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. And Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota state court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. We also are defendants in various other lawsuits. In our opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Year 2000

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of IDS Life of New York and the Variable Account. All of the major systems used by IDS Life of New York and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. IDS Life of New York's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on IDS Life of New York's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, IDS Life of New York or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

[This information will be updated so that it is current as of the time the product becomes effective.]

Table of Contents of the Statement of Additional Information

Performance Information                                                p.3
Calculating Annuity Payouts                                            p.11
Rating Agencies                                                        p.13
Principal Underwriter                                                  p.13
Independent Auditors                                                   p.13
Financial Statements

Please check the appropriate box to receive a copy of the Statement of Additional Information for:

-- American Express Retirement Advisor Variable AnnuitySM
-- American Express Variable Portfolio Funds
-- AIM Variable Insurance Funds, Inc.
-- American Century Variable Portfolios, Inc.
--  Fidelity  Variable  Insurance  Products  Funds - Service  Class
-- Franklin Templeton Variable Insurance Products Trust - Class 2 -- Goldman Sachs Variable Insurance Trust (VIT)
-- Lazard Retirement Series, Inc.
-- Putnam Variable Trust
-- Royce Capital Fund
-- Third Avenue  Variable  Series Trust
-- Wanger Advisors Trust
-- Warburg Pincus Trust


Mail your request to:


IDS Life of New York Annuity Service
IDS Life Insurance Company of New York
Box 5144
Albany, NY 12205


We will mail your request to:

Your name _____________________________________________
Address _______________________________________________
City _____________________ State _________ Zip ________

Prospectus


[_____], 1999


American Express Retirement Advisor Variable AnnuitySM - Band 3

Individual flexible premium deferred combination fixed/variable annuity for:


o current or retired employees of IDS Life of New York or its subsidiaries and their spouses (employees),


o current or retired American Express financial advisors and their spouses (advisors), and

o    individuals investing an initial payment of $1 million (other individuals).

IDS Life of New York Variable Annuity Account


Issued by:        IDS Life Insurance Company of New York (IDS Life of New York)
                  20 Madison Ave. Extension
                  Albany, NY 12203
                  Telephone: 800-541-2251
                  http://www.americanexpress.com/advisors


This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        American Express Variable Portfolio Funds
o        AIM Variable Insurance Funds, Inc.
o        American Century Variable Portfolios, Inc.
o        Fidelity Variable Insurance Products Funds - Service Class
o        Franklin Templeton Variable Insurance Products Trust - Class 2
o        Goldman Sachs Variable Insurance Trust (VIT)
o        Lazard Retirement Series, Inc.
o        Putnam Variable Trust
o        Royce Capital Fund
o        Third Avenue Variable Series Trust
o        Wanger Advisors Trust
o        Warburg Pincus Trust

Please read the prospectuses carefully and keep them for future reference. This contract is available for qualified and nonqualified plans.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the federal deposit insurance corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting IDS Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of Contents
Table of Contents

Key Terms
The Contract in Brief
Expense Summary
Condensed Financial Information (Unaudited)
Financial Statements
Performance Information
The Variable Account and the Funds
The Fixed Account
Buying Your Contract
Charges
Valuing Your Investment
Making the Most of Your Contract
Surrenders
TSA -- Special Surrender Provisions
Changing Ownership
Benefits in Case of Death
The Annuity Payout Period
Taxes
Voting Rights
Substitution of Investments
About the Service Providers
Year 2000
Table of Contents of the Statement of Additional Information

Key Terms

These terms can help you understand details about your contract.

Accumulation unit -- A measure of the value of each subaccount before annuity payouts begin.

Annuitant -- The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts -- An amount paid at regular intervals under one of several plans.

Beneficiary -- The person you designate to receive annuity benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business -- When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract value -- The total value of your contract before we deduct any applicable charges.

Contract year -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed account -- An account to which you may allocate purchase payments. Amounts
you  allocate  to  this   account  earn   interest  at  rates  that  we  declare
periodically.

Funds -- Mutual funds and/or portfolios that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Owner (you, your) -- The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Qualified annuity -- A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o        Individual Retirement Annuities (IRAs)
o        Simplified Employee Pension (SEP) plans
o        Section 401(k) plans
o        Custodial and trusteed pension and profit sharing plans
o        Tax-Sheltered Annuities (TSAs)

All other contracts are considered nonqualified annuities.

Settlement date -- The date when annuity payouts are scheduled to begin.

Surrender value -- The amount you are entitled to receive if you make a full surrender from your contract. It is the contract value minus any applicable charges.

Valuation date -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account -- Consists of separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the settlement date).


Free look period:   You may return your  contract  to our office  within 10 days after it is delivered to you and receive a full refund of all your purchase payments. No charges will be deducted.


Accounts:           Currently, you may allocate your purchase payments among any or all of:

                    o the subaccounts, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the settlement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. __)

                    o the fixed account, which earns interest at a rate that we adjust periodically. (p. __)

Buying
your contract:      We  will  help  you  complete  and  submit  an  application.
                    Applications are subject to acceptance at our office. You may buy a nonqualified annuity or a qualified annuity. After your initial purchase payment, you have the option of making additional purchase payments in the future.

                    o Minimum initial purchase payment for employees/advisors -- $2,000 ($1,000 for qualified annuities) unless you pay in installments by means of a bank authorization or under a group billing arrangement such as a payroll deduction.

                    o Minimum initial purchase payment for other individuals -- $1,000,000.

                    o    Minimum additional purchase payment -- $50.

                    o Minimum installment purchase payment -- $50 monthly; $23.08 biweekly (scheduled payment plan billing).

                    o    Maximum     first-year     purchase     payments    for
                         employees/advisors -- $100,000 to $2,000,000 depending on your age.

                    o    Maximum   first-year   purchase   payments   for  other
                         individuals -- $1,000,000 to $2,000,000 depending on your age.

                    o Maximum purchase payment for each subsequent year for employees/advisors -- $50,000 to $100,000 depending upon your age.

                    o Maximum purchase payment for each subsequent year for other individuals -- $100,000. (p. __)

Transfers:          Subject   to  certain   restrictions   you   currently   may
                    redistribute your money among the subaccounts and the fixed account without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. You may establish automated transfers among the fixed account and subaccounts. Fixed account transfers are subject to special restrictions.
                    (p.__)

Surrenders:         You may surrender all or part of your contract  value at any time before the settlement date. You also may establish automated partial surrenders. Surrenders may be subject to tax penalties (including a 10% IRS penalty if you surrender prior to your reaching age 59 1/2) and may have other tax consequences; also, certain restrictions apply. (p. __)

Changing ownership: You  may  change  ownership  of a  nonqualified  annuity  by written instruction, but this may have federal income tax consequences. Restrictions apply to changing ownership of a qualified annuity. (p. --)

Benefits in case
of death:           If you or the annuitant die before annuity payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. --)

Annuity Payouts:    You can apply your contract  value to an annuity payout plan that begins on the settlement date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the fixed account. During the annuity payout period, you cannot be invested in more than five subaccounts at any one time unless we agree otherwise. (p. __)

Taxes: Generally, your contract grows tax-deferred until you surrender it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. (p. __)


Charges:
                    o    $30 annual contract administrative charge;
                    o    a 0.55% mortality and expense risk fee;
                    o    the operating expenses of the funds.


Expense Summary

The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses for each fund.

Contract owner expenses:


         Surrender charge                                              0%

         Annual contract administrative charge                         $30*

Surrender Charge under Annuity Payout Plan E - Payouts for a specified period.

The amount equal to the difference in the present value of remaining payments using the assumed investment rate and such present value using the assumed investment rate plus 1.60%.

* We will waive this charge when your contract value, or total purchase payments less any payments surrendered, is $50,000 or more on the current contract anniversary.

Annual subaccount expenses (as a percentage of average subaccount value):

         Mortality and expense risk fee                       0.55%

Annual operating expenses of the funds (as a percentage of average daily net assets)


                                                          Management    12b-1        Other
                                                          Fees          Fees         Expenses      Total
AXPSM Variable Portfolio - Blue Chip Advantage Fund       .56%          .13          .26            .95%1
AXPSM Variable Portfolio - Bond Fund                      .60%          .13          .07            .80%2
AXPSM Variable Portfolio - Capital Resource Fund          .59%          .13          .07            .79%2
AXPSM Variable Portfolio - Cash Management Fund           .50%          .13          .06            .69%2
AXPSM Variable Portfolio - Diversified Equity Income      .56%          .13          .26            .95%1
Fund
AXPSM Variable Portfolio - Extra Income Fund              .62%          .13          .09            .84%2
AXPSM Variable Portfolio - Federal Income Fund            .61%          .13          .14            .88%1
AXPSM Variable Portfolio - Global Bond Fund               .83%          .13          .13           1.09%2
AXPSM Variable Portfolio - Growth Fund                    .63%          .13          .19            .95%1
AXPSM Variable Portfolio - International Fund             .83%          .13          .15           1.11%2
AXPSM Variable Portfolio - Managed Fund                   .59%          .13          .04            .76%2
AXPSM Variable Portfolio - New Dimensions Fund            .61%          .13          .06            .80%2


AXPSM Variable Portfolio - Small Cap Advantage Fund       .79%          .13          .31           1.23%1
AXPSM Variable Portfolio - Strategy Aggressive Fund       .59%          .13          .09            .81%2

AIM V.I. Capital Appreciation Fund                        .62%          --           .05           .67%3
AIM V.I. Capital Development Fund (after fee waivers      --%           --           1.21          1.21%3,4
and expense reimbursements)
American Century VP International Fund                    1.48%         --           --            1.48%2
American Century VP Value Fund                            1.00%         --           --            1.00%2
Fidelity VIP III Growth & Income Portfolio (Service       .49%          .10          .11           .70%5
Class) (after expense reimbursements)
Fidelity VIP III Mid Cap Portfolio (Service Class)        .59%          .10          .41           1.10%2
Fidelity VIP Overseas Portfolio (Service Class) (after    .74%          .10          .13           .97%5
expense reimbursements)
FT VIP Franklin Real Estate Fund - Class 2                 .52%         .25          .02           .79%6, 7
FT VIP Templeton International Smaller Companies Fund -   1.00%         .25          .10           1.35%6, 7
Class 2
FT VIP Franklin Value Securities Fund - Class 2           .75%          .25          .08           1.08%6, 8


Goldman Sachs VIT CORESM Small Cap Equity Fund (after     .75%          --           .15           .90%9
expense reimbursement)
Goldman Sachs VIT CORESM U.S. Equity Fund (after          .70%          --           .10           .80%9
expense reimbursement)
Goldman Sachs VIT Mid Cap Value Fund (after expense       .80%          --           .15           .95%10
reimbursement)
Lazard Retirement International Equity Portfolio (after   .75%          .25          .25           1.25%11
fee waivers and expense reimbursements)
Putnam VT International New Opportunities Fund - Class    1.18%         .15          .68           2.01%12
IB Shares (after expense limitation)
Putnam VT Vista Fund - Class IB Shares                    .65%          .15          .12           .92%1
Royce Micro-Cap Portfolio (after fee waivers and          1.25%         --           .10           1.35%13
expense reimbursements)
Third Avenue Value Portfolio                              .90%          --           .40           1.30%14
Wanger International Small Cap                            1.27%         --           .28           1.55%3
Wanger U.S. Small Cap                                     .96%          --           .06           1.02%3
Warburg Pincus Trust - Emerging Growth Portfolio (after   .84%          --           .41           1.25%15
fee waivers and expense reimbursements)


1Based on estimated expenses.

2Annualized operating expenses of funds at Dec. 31, 1998.

3Figures in "Management Fees," "Other Expenses" and "Total" are based on actual expenses for the fiscal year ended Dec. 31, 1998.

4Had there been no fee waivers or expense reimbursement, expenses would have been: 0.75%, 0.00%, 5.05% and 5.80%, respectively.

5Fidelity Management and Research Company agreed to reimburse a portion of the class' expenses during the period. Without this reimbursement, the Management Fees, 12b-1 Fee, Other Expenses and Total as a percentage of average net assets for the following funds would have been: Fidelity VIP Growth & Income Portfolio (0.49%, 0.10%, 0.12% and 0.71%) and Fidelity VIP Overseas Portfolio (0.74%, 0.10%, 0.17% and 1.01%).


6The figure shown under Management Fees, combines both the Management and Portfolio Administration Fees. The Portfolio Administration Fee is a direct expense for the Templeton International Smaller Companies Fund and the Franklin Value Securities Fund; the Franklin Real Estate Fund pays for similar services indirectly through the Management Fee.


7Because no Class 2 shares were issued as of Dec. 31, 1998, figures (other than rule 12b-1 fees) are based on the Portfolio's Class 1 actual expenses for the fiscal year ended Dec. 31, 1998 plus Class 2's annual Rule 12b-1 fee of 0.25%. (While the maximum amount payable under each Portfolio's Class 2 Rule 12b-1 plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year).

8The Value Securities Fund commenced operations May 1, 1998, therefore, Management Fees and Rule 12b-1 Fees are annualized and Other Expenses are estimated for 1999. (While the maximum amount payable under the Portfolio's Class 2 Rule 12b-1 plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year.)

9The Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds' expenses are based on actual expenses for fiscal year ended Dec. 31, 1998. The Investment Adviser to the Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds has voluntarily agreed to reduce or limit certain "Other Expenses" of such funds (excluding management fees, taxes, interest and brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed 0.15% and 0.10% per annum of such funds' average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total" for the Goldman Sachs VIT CORE Small Cap Equity and CORE U.S. Equity Funds would be 3.17% and 3.92% and 2.13% and 2.83%, respectively. The reductions or limits may be discontinued or modified by the investment adviser in their discretion at any time.

10The Goldman Sachs VIT Mid Cap Value Fund's expenses are estimated due to the fund being in existence for less than ten months. The Investment Adviser to the Goldman Sachs VIT Mid Cap Value Fund has voluntarily agreed to reduce or limit certain "Other Expenses" of such funds (excluding management fees, taxes, interest and brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed 0.15% per annum of such fund's average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total" for the Goldman Sachs VIT Mid Cap Value Fund would be 0.57% and 1.37%, respectively. The reductions or limits may be discontinued or modified by the investment adviser in their discretion at any time.

11The Portfolio's Investment Manager agrees to waive its fees and/or reimburse the Portfolio through Dec. 31, 1999 to the extent total Portfolio annual expenses exceed 1.25% of the Portfolio's average daily net assets. Absent fee waivers and/or reimbursements, the Management Fees, 12b-1 Fees, Other Expenses and Total as a percentage of average net assets for fiscal year ended Dec. 31, 1998 would have been: (0.75%, 0.25%, 47.67% and 48.67%).

12The Management Fees and Total expenses shown in the table reflect an expense limitation. In the absence of an expense limitation, Management Fees and Total expenses would have been 1.20% and 2.03%, respectively.

13Expense ratios are shown after fee waivers and expense reimbursements by the investment advisor. The expense ratios before the waivers and reimbursements would have been 1.25%, 1.34% and 2.59%.

14The Fund's expenses are estimated because the fund had not commenced operations as of [INSERT FILING DATE].

15Expense ratios are shown after fee waivers and expense reimbursements by the investment adviser. The expense ratios before the waivers and reimbursements would have been: (0.90%, 0.00%, 0.51% and 1.41%).

Example:*

You would pay the following expenses on a $1,000 investment assuming a 5% annual return and full surrender, no surrender or selection of an annuity payout plan at the end of each time period


                                                                         1 year       3 years
       AXPSM Variable Portfolio - Blue Chip Advantage Fund               $            $
       AXPSM Variable Portfolio - Bond Fund
       AXPSM Variable Portfolio - Capital Resource Fund
       AXPSM Variable Portfolio - Cash Management Fund
       AXPSM Variable Portfolio - Diversified Equity Income Fund
       AXPSM Variable Portfolio - Extra Income Fund
       AXPSM Variable Portfolio - Federal Income Fund
       AXPSM Variable Portfolio - Global Bond Fund
       AXPSM Variable Portfolio - Growth Fund
       AXPSM Variable Portfolio - International Fund
       AXPM Variable Portfolio - Managed Fund


       AXPM Variable Portfolio - New Dimensions Fund
       AXPSM Variable Portfolio - Small Cap Advantage Fund
       AXPSM Variable Portfolio - Strategy Aggressive Fund
       AIM V.I. Capital Appreciation Fund
       AIM V.I. Capital Development Fund
       American Century VP International Fund
       American Century VP Value Fund
       Fidelity VIP III Growth & Income Portfolio (Service Class)
       Fidelity VIP III Mid Cap Portfolio (Service Class)
       Fidelity VIP Overseas Portfolio (Service Class)
       FT VIP Franklin Real Estate Fund - Class 2
       FT VIP Templeton International Smaller Companies Fund - Class 2
       FT VIP Franklin Value Securities Fund - Class 2
       Goldman Sachs VIT CORESM Small Cap Equity Fund
       Goldman Sachs VIT CORESM U.S. Equity Fund
       Goldman Sachs VIT Mid Cap Value Fund
       Lazard Retirement International Equity Portfolio
       Putnam VT International New Opportunities Fund - Class IB Shares
       Putnam VT Vista Fund - Class IB Shares
       Royce Micro-Cap Portfolio
       Third Avenue Value Portfolio
       Wanger International Small Cap
       Wanger U.S. Small Cap
       Warburg Pincus Trust - Emerging Growth Portfolio


* In this example, the $30 contract administrative charge is approximated as a .083% charge based on our estimated average contract size. Premium taxes imposed by some state and local governments are not reflected in this table. We entered into certain arrangements under which we are compensated by the funds' advisors and/or distributors for the administrative services we provide to the funds.

You should not consider this example as a representation of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)

We have not provided any condensed financial information for the subaccounts because they are new and do not have any history.


(to be filed by amendment)


Financial Statements


(to be filed by amendment)

Performance Information

Performance information for the subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. Currently, we do not provide any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.

Total return figures reflect deduction of all applicable charges, including:

o        the contract administrative charge, and
o        mortality and expense risk fee.

Total return quotations may be shown by means of schedules, charts or graphs.

Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).

Cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.

Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage.

You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact us.

The Variable Account and the Funds

You may allocate payments to any or all the subaccounts of the variable account that invest in shares of the following funds:


                                                                                                 Investment Advisor or
  Subaccount    Investing in                Investment Objectives and Policies:                  Manager
  ----------    ------------                -----------------------------------                  ---------------------

      BC9       AXPSM Variable Portfolio -  Objective: long-term total return exceeding that of  IDS Life Insurance Company
                Blue Chip Advantage Fund    the U.S. stock market. Invests primarily in common   (IDS Life), investment
                                            stocks of companies included in the unmanaged S&P    manager; American Express
                                            500 Index.                                           Financial Corporation
                                                                                                 (AEFC) investment advisor.

      BD9       AXPSM Variable Portfolio -  Objective: high level of current income while        IDS Life, investment
                Bond Fund                   conserving the value of the investment for the       manager; AEFC investment
                                            longest time period. Invests primarily in            advisor.
                                            investment-grade bonds.


     CR9      AXPSM Variable Portfolio -    Objective: capital appreciation. Invests primarily   IDS Life, investment
              Capital Resource Fund         in U.S. common stocks.                               manager; AEFC investment
                                                                                                 advisor.

     CM9      AXPSM Variable Portfolio -    Objective: maximum current income consistent with    IDS Life, investment
              Cash Management Fund          liquidity and conservation of capital. Invests in    manager; AEFC investment
                                            money market securities.                             advisor.

     DE9      AXPSM  Variable  Portfolio -  Objective:  a high level of current income and, as a IDS Life,  investment
              Diversified Equity Income     secondary goal,  steady growth of capital.  Invests  manager;  AEFC investment
              Fund                          primarily in dividend-paying  common and preferred   advisor.
                                            stocks.

     EI9      AXPSM Variable Portfolio -    Objective: high current income, with capital growth  IDS Life, investment
              Extra Income Fund             as a secondary objective. Invests primarily in       manager; AEFC investment
                                            long-term, high-yielding, high-risk debt securities  advisor.
                                            below investment grade issued by U.S. and foreign
                                            corporations.

     FI9      AXPSM Variable Portfolio -    Objective: a high level of current income and        IDS Life, investment
              Federal Income Fund           safety of principal consistent with an investment    manager; AEFC investment
                                            in U.S. government and government agency             advisor.
                                            securities. Invests primarily in debt obligations
                                            issued or guaranteed as to principal and interest
                                            by the U.S. government, its agencies or
                                            instrumentalities.

     GB9      AXPSM Variable Portfolio -    Objective: high total return through income and      IDS Life, investment
              Global Bond Fund              growth of capital. Invests primarily in debt         manager; AEFC investment
                                            securities of U.S. and foreign issuers.              advisor.

     GR9      AXPSM Variable Portfolio -    Objective: long-term capital growth. Invests         IDS Life, investment
              Growth Fund                   primarily in common stocks and securities            manager; AEFC investment
                                            convertible into common stocks that appear to offer  advisor.
                                            growth opportunities.

     IE9      AXPSM Variable Portfolio -    Objective: capital appreciation. Invests primarily   IDS Life, investment
              International Fund            in common stock of foreign issuers.                  manager; AEFC investment
                                                                                                 advisor. American Express
                                                                                                 Asset Management
                                                                                                 International, Inc., a
                                                                                                 wholly-owned subsidiary of
                                                                                                 AEFC, is the
                                                                                                 sub-investment advisor.

     MF9      AXPSM Variable Portfolio -    Objective: maximum total investment return through   IDS Life investment
              Managed Fund                  a combination of capital growth and current income.  manager; AEFC investment
                                            Invests primarily in stocks, convertible             advisor.
                                            securities, bonds and money market instruments.

     ND9      AXPSM Variable Portfolio -    Objective: long-term growth of capital. Invests      IDS Life investment
              New Dimensions Fund           primarily in common stocks of U.S. and foreign       manager; AEFC investment
                                            companies showing potential for significant growth.  advisor.

     SC9      AXPSM Variable Portfolio -    Objective: long-term capital growth. Invests         IDS Life investment
              Small Cap Advantage Fund      primarily in equity stocks of small companies that   manager; AEFC investment
                                            are often included in the S&P SmallCap 600 Index or  advisor.
                                            the Russell 2000 Index.

     SA9      AXPSM Variable Portfolio -    Objective: capital appreciation. Invests primarily   IDS Life investment
              Strategy Aggressive Fund      in common stocks of small-and medium-size companies. manager; AEFC investment advisor.


     9CA      AIM V.I. Capital              Objective: growth of capital.  Invests primarily in  A I M Advisors, Inc.
              Appreciation Fund             common stocks, with emphasis on medium- or
                                            small-sized growth companies.

     9CD      AIM V.I. Capital Development  Objective: long term growth of capital.  Invests     A I M Advisors, Inc.
              Fund                          primarily in securities (including common stocks,
                                            convertible securities and bonds) of small- and
                                            medium-sized companies.

     9IF      American Century VP           Objective: long term capital growth. Invests         American Century Investment
              International Fund            primarily in stocks of growing foreign companies.    Management, Inc.

     9VA      American Century VP Value     Objective: long-term capital growth, with income as  American Century Investment
              Fund                          a secondary objective. Invests primarily in          Management, Inc.
                                            securities that management believes to be
                                            undervalued at the time of purchase.

     9GI      Fidelity VIP III Growth &     Objective:  high total return  through a             Fidelity Management &
              Income Portfolio (Service     combination of current income and capital            Research Company (FMR),
              Class)                        appreciation. Invests primarily in common stocks     investment manager; FMR
                                            with a focus on those that pay current dividends     U.K. and FMR Far East,
                                            that pay current dividends and show potential for    sub-investment advisors.
                                            capital appreciation.

     9MP      Fidelity VIP III Mid Cap      Objective: long-term growth of capital. Invests      FMR, investment manager;
              Portfolio (Service Class)     primarily in medium market capitalization common     FMR U.K. and FMR Far East,
                                            stocks.                                              sub-investment advisors.

     9OS      Fidelity VIP Overseas         Objective: long-term growth of capital. Invests      FMR, investment manager;
              Portfolio (Service Class)     primarily in common stocks of foreign securities.    FMR U.K., FMR Far East,
                                                                                                 Fidelity Inyernational
                                                                                                 Investment Advisors (FIIA)
                                                                                                 and FIAA U.K., sub-investment
                                                                                                 advisors.

     9RE      Franklin Templeton VIP        Objective: capital appreciation with a secondary     Franklin Advisers, Inc.
              Franklin Real Estate Fund -   goal to earn current income. Invests primarily in
              Class 2                       securities of companies operating in the real
                                            estate industry, primarily equity real estate
                                            investment trusts (REITS).

     9IS      Franklin Templeton VIP        Objective: long-term capital appreciation. Invests   Templeton Investment
              Trust Templeton               primarily inequity securities of amaller companies   Counsel, Inc.
              International Smaller         located outside the U.S., including in emerging
              Companies Fund - Class 2      markets.

     9SI      Franklin Templeton VIP        Objective: long-term total return. Invests           Franklin Advisory Services,
              Franklin Value Securities     primarily in equity securities of companies the      LLC
              Fund - Class 2                manager believes are significantly undervalued.

     9SE      Goldman Sachs VIT CORESM      Objective: long-term growth of capital. Invests      Goldman Sachs Asset
              Small Cap Equity Fund         primarily in a broadly diversified portfolio of      Management
                                            equity securities of U.S. issuers which are
                                            included in the Russell 2000 Index at the time of
                                            investment.

     9UE      Goldman Sachs VIT CORESM      Objective: long-term growth of capital and dividend  Goldman Sachs Asset
              U.S. Equity Fund              income. Invests primarily in a broadly diversified   Management
                                            portfolio of large-cap and blue chip equity
                                            securities representing all major sectors of the
                                            U.S. economy.


      9MC       Goldman Sachs VIT Mid Cap   Objective: long-term capital appreciation.  Invests  Goldman Sachs Asset
                Value Fund                  primarily in mid-capitalization U.S. stocks that     Management
                                            are believed to be undervalued or undiscovered by
                                            the marketplace.

      9IP       Lazard Retirement           Objective: long-term capital appreciation. Invests   Lazard Asset Management
                International Equity        primarily in equity securities, principally common
                Portfolio                   stocks of relatively large non-U.S. companies
                                            (those whose total market value is more than $1
                                            billion) that the Investment Manager believes are
                                            undervalued based on their earnings, cash flow or
                                            asset values.

      9IN       Putnam VT International     Objective: long-term capital appreciation by         Putnam Investment
                New Opportunities Fund -    investing in companies that have above-average       Management, Inc.
                Class IB Shares             growth prospects due to the fundamental growth of
                                            their market sector. Invests primarily in growth
                                            stocks outside the U.S.

      9VS       Putnam VT Vista Fund -      Objective: capital appreciation. Invests primarily   Putnam Investment
                Class IB Shares             in a diversified portfolio of common stocks that     Management, Inc.
                                            Putnam Management  believes have the
                                            potential for above-average  capital
                                            appreciation.

      9MI       Royce Micro-Cap Portfolio   Objective: long-term growth of capital. Invests      Royce & Associates, Inc.
                                            primarily in a broadly diversified portfolio of
                                            equity securities issued by micro-cap companies
                                            (companies with stock market capitalizations below
                                            $300 million).

      9SV       Third Avenue Value          Objective: long-term capital appreciation. Invests   The Investment Adviser EQSF
                Portfolio                   primarily in common stocks of well-finance           Advisers, Inc.
                                            companies at a substantial discount to what the
                                            Advisor believes is their true value.

      9IT       Wanger International Small  Objective: long-term growth of capital.  Invests     Wanger Asset Management,
                Cap                         primarily in stocks of small- and medium-size        L.P.
                                            non-U.S. companies.

      9SP       Wanger U.S. Small Cap       Objective: long-term growth of capital.  Invests     Wanger Asset Management,
                                            primarily in stocks of small- and medium-size U.S.   L.P.
                                            companies.

      9EG       Warburg Pincus Trust -      Objective: maximum capital appreciation. Invests     Warburg Pincus Asset
                Emerging Growth Portfolio   primarily in equity securities of small- to medium   Management, Inc.
                                            sized U.S. emerging-growth companies.


The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that the investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are also available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.


The variable account was established under New York law on April 17, 1996 and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of IDS Life.


The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.

We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Account

You also may allocate purchase payments to the fixed account. We back the principal and interest guarantees relating to the fixed account. The value of the fixed account increases as we credit interest to the account. Purchase payments and transfers to the fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

Interests in the fixed account are not required to be registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the fixed account. Disclosures regarding the fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the fixed account.)

Buying Your Contract

You can fill out an application and send it along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 90 or younger.

When you apply, you may select:

o        the fixed account and/or subaccounts in which you want to invest;
o        how you want to make purchase payments; and
o        a beneficiary.

The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed account in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed account and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.

The settlement date

Annuity payouts are scheduled to begin on the settlement date. When we process your application, we will establish the settlement date to the maximum age or date described below. You can also select a date within the maximum limits. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities, the settlement date must be:

o no earlier than the 60th day after the  contract's  effective  date;  and


o no later than the annuitant's 90th birthday.


For qualified annuities, to avoid IRS penalty taxes, the settlement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and

o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or

o for all other qualified annuities, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later retires (except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).


If you take the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial surrenders from this contract, annuity payouts can start as late as the annuitant's 90th birthday.


Beneficiary

If death benefits become payable before the settlement date (while the contract is in force and before annuity payouts begin), we will pay your named beneficiary all or part of the contract value. If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)

Purchase payments

Minimum allowable purchase payments

    For employees/advisors:
      If paying by installments* under a
      scheduled payment plan:
         $23.08 biweekly, or
         $50 per month

If paying by any other method:
    $1,000 initial payment for qualified plans
    $2,000 initial payment for nonqualified plans
    $50 for any additional payments

For other individuals:
     $1 million


o Installments must total at least $600 in the first year. If you do not make any purchase payments for 36 months, and your previous payments total $600 or less, we have the right to give you 30 days' written notice and pay you the total value of your contract in a lump sum. This right does not apply to contracts sold to New Jersey residents.



Maximum allowable purchase payments** based on the age of you or the annuitant, whoever is older, on the effective date of the contract:

    For employees/advisors:
      First year:                                   Each subsequent year:
         $   100,000 for ages 86 to 90                  $ 50,000 for ages 86-90
         $2,000,000 up to age 85                        $100,000 up to age 85

    For other individuals:
      First year:                                   Each subsequent year:
         $1,000,000 for ages 86 to 90                   $100,000
         $2,000,000 up to age 85



    **These limits apply in total to all IDS Life of New York annuities you own. We reserve the right to increase maximum limits. For qualified annuities the qualified plan's limits on annual contributions also apply.


We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following either:

1.       a partial surrender from the fixed account; or
2.       a lump sum transfer from the fixed account to a subaccount.

How to make purchase payments

How to make purchase payments

1 By letter       Send your check along with your name and By letter contract number to:


                  Regular mail:
                  IDS Life Insurance Company of New York
                  Box 5144
                  Albany, NY 12205

                  Express mail:
                  IDS Life Insurance Company of New York
                  20 Madison Avenue Extension
                  Albany, NY 12203



2 By Scheduled payment plan

          For employees/advisors only
          We can help you set up:

          o an automatic payroll deduction, salary reduction or other group billing arrangement; or

          o    a bank authorization.


Charges

Contract administrative charge

We charge this fee for establishing and maintaining your records. We deduct $30 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed account in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when your contract value, or total purchase payments less any payments surrendered, is $50,000 or more on the current contract anniversary.

If you surrender your contract, we will deduct the charge at the time of surrender regardless of the contract value or purchase payments made. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Mortality and expense risk fee

We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. The fee totals 0.55% of the average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. This fee does not apply to the fixed account.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge and this charge may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:

o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
o then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses.

Other information on charges: AEFC makes certain custodial services available to some custodial and trusteed pension and profit sharing plans and 401(k) plans funded by our annuities. Fees for these services start at $30 per calendar year per participant. AEFC will charge a termination fee for owners under age 59 1/2 (fee waived in case of death or disability).


Surrender  Charge under Annuity Payout Plan E - Payouts for a specified  period:
Under this payout plan, you can choose to take a withdrawal. The amount that you can withdraw is the present value of any remaining variable payouts. The discount rate we use in the calculation will be 5.05% if the assumed investment rate is 3.5% and 7.15% if the assumed investment rate is 5%. The surrender charge is equal to the difference in discount values using the above discount rates and the assumed investment rate. In no event would your surrender charge exceed 9%.


Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative charge. However, we expect this to occur infrequently.


Valuing Your Investment

We value your fixed account and subaccounts as follows:

Fixed Account: We value the amounts you allocated to the fixed account directly in dollars. The fixed account value equals:

o the sum of your purchase payments and transfer amounts allocated to the fixed account;

o    plus interest credited;

o    minus the sum of amounts surrendered and amounts transferred out; and

o    minus any prorated contract administrative charge.

Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a contract administrative charge, we subtract a certain number of accumulation units from your contract.

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units

To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes, by the current accumulation unit value.

Accumulation unit value

The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

Net investment factor

We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.

Factors that affect subaccount accumulation units

Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units you own may fluctuate due to:

o    additional purchase payments you allocate to the subaccounts;
o    transfers into or out of the subaccounts;
o    partial surrenders; and/or
o    prorated portions of the contract administrative charge.

Accumulation unit values will fluctuate due to:

o    changes in funds' net asset value;
o    dividends distributed to the subaccounts;
o    capital gains or losses of funds;
o    fund operating expenses; and/or
o    mortality and expense risk fees.

Making the Most of Your Contract

Automated dollar-cost averaging

Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the fixed account to one or more subaccounts. There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.

How dollar-cost averaging works


                                                   How dollar-cost averaging works
By investing an                                   Amount       Accumulation unit    Number of units
equal number of                      Month       invested            value             purchased
dollars each month...                 Jan         $100               $20                  5.00
                                      Feb          100                18                  5.56
you automatically buy                 Mar          100                17                  5.88
more units when the                   Apr          100                15                  6.67
per unit market price                 May          100                16                  6.25
is low...                             Jun          100                18                  5.56
                                      Jul          100                17                  5.88
and fewer units when                  Aug          100                19                  5.26
the per unit market                  Sept          100                21                  4.76
price is high.                        Oct          100                20                  5.00


You paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact us.

Transferring money between accounts

You may transfer money from any one subaccount, or the fixed account, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments.


Transfer policies

o Before annuity payouts begin, you may transfer contract values between the subaccounts, or from the subaccounts to the fixed account at any time. However, if you made a transfer from the fixed account to the subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next contract anniversary.

o You may transfer contract values from the fixed account to the subaccounts once a year during a 31-day transfer period starting on each contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums).

o If we receive your request within 30 days before the contract anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary.

o If we receive your request on or within 30 days after the contract anniversary date, the transfer from the fixed account to the subaccounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, you cannot invest in more than five subaccounts at any one time unless we agree otherwise.

How to request a transfer or surrender

1 By letter
                    Send your name, contract number, Social Security Number or Taxpayer Identification Number and signed request for a transfer or surrender to:


                           Regular mail:
                           IDS Life Insurance Company of New York
                           Box 5144
                           Albany, NY 12205

                           Express mail:
                           IDS Life Insurance Company of New York
                           20 Madison Avenue Extension
                           Albany, NY 12203


                           Minimum amount

                           Transfers or
                           surrenders:           $250 or entire account balance

                           Maximum amount

                           Transfers or
                           surrenders:           Contract value

2 By automated transfers and automated partial surrenders

                    We can help you set up automated transfers among your subaccounts or fixed account or partial surrenders from the accounts.

                    You can startor stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

                    o Automated transfers from the fixed account to any one of the subaccounts may not exceed an amount that, if continued, would deplete the fixed account within 12 months.

                    o Automated surrenders may be restricted by applicable law under some contracts.

                    o You may not make additional purchase payments if automated partial surrenders are in effect.

                    o Automated partial surrenders may result in IRS taxes and penalties on all or part of the amount surrendered.

                           Minimum amount

                           Transfers or
                           surrenders:               $50

Surrenders

You may surrender all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your surrender request on the valuation date we receive it. For total surrenders, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay IRS taxes and penalties (see "Taxes"). You cannot make surrenders after annuity payouts begin except under Plan E (See "The Annuity Payout Period - Annuity payout plans").

Surrender policies

If you have a balance in more than one account and you request a partial surrender, we will withdraw money from all your subaccounts and/or the fixed account in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise. The minimum contract value after partial surrender is $600.

Receiving payment

By regular or express mail:

o        payable to you;
o        mailed to address of record.

NOTE: We will charge you a fee if you request express mail delivery.

By wire:

o        request that payment be wired to your bank;
o        bank account must be in the same ownership as your contract; and
o        pre-authorization required.

For instructions, contact us.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

-- the surrender amount includes a purchase payment check that has not cleared;

--   the NYSE is closed, except for normal holiday and weekend closings;

--   trading on the NYSE is restricted, according to SEC rules;

-- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or

--   the SEC permits us to delay payment for the protection of security holders.

TSA -- Special Surrender Provisions

Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:

o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:

     -- you are at least age 59 1/2;
     -- you are disabled as defined in the Code;
     -- you separated from the service of the employer who purchased the contract; or -- the distribution is because of your death.

If you encounter a financial  hardship (as defined by the Code), you may receive
a  distribution  of  all  contract  values   attributable  to  salary  reduction
contributions made after Dec. 31, 1988, but not the earnings on them.

o Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see "Taxes").

o The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

o If the contract has a loan provision, the right to receive a loan as described in detail in your contract.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

Benefits in Case of Death

We will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant.

If you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary as follows:

If both you and the annuitant are age 80 or younger on the date of death, the beneficiary receives the greatest of:

o    the contract value;
o    purchase payments, minus any "adjusted partial surrenders"; or
o the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and minus any "adjusted partial surrenders" since that anniversary.

If either you or the annuitant are age 81 or older on the date of death, the beneficiary receives the greater of:

o    the contract value; or
o    purchase payments minus any "adjusted partial surrenders."

Adjusted partial surrenders: We calculate an "adjusted partial surrender" for each partial surrender as the product of (a) times (b) where

                  (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

                  (b) is the death benefit on the date of (but prior to) the partial surrender.

Example of death benefit calculation when the owner and annuitant are age 80 or younger:

o    The contract is purchased with a payment of $20,000 on Jan. 1, 2000.

o On Jan 1, 2006 (the 6th contract anniversary) the contract value has grown to $30,000.

o March 1, 2006 the contract value has fallen to $28,000 at which point the owner takes a $1,500 partial surrender, leaving a contract value of $26,500.


      The contract value on the most recent 6th contract anniversary:                   $30,000.00
      plus any purchase payments paid since that anniversary:                           +     0.00
      minus any "adjusted partial surrenders" taken since that anniversary calculated
      as:      $1,500 x $30,000
               ----------------  =
                    $28,000                                                             -  1,607.14
                                                                                        -----------
      for a death benefit of:                                                           $ 28,392.86


If your spouse is sole beneficiary under a nonqualified annuity and you die before the settlement date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death.

Payments: Under a nonqualified annuity we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and
o payouts begin no later than one year after your death, or other date as permitted by the Code; and
o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Other rules may apply to qualified annuities. (See "Taxes.")

The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the settlement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.

The amount available for payouts under the plan you select is the contract value on your settlement date (less any applicable premium tax).

You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amounts available to purchase payouts under the plan you select is the contract value on your settlement date (less any applicable premium tax). You may reallocate this contract value to the fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, you cannot invest in more than five subaccounts at any one time unless we agree otherwise.

Amounts of fixed and variable payouts depend on:

o    the annuity payout plan you select;
o    the annuitant's age and, in most cases, sex;
o    the annuity table in the contract; and
o    the amounts you allocated to the accounts at settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month.)

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

Annuity table

The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates.) The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.

Substitution of 3.5% table

If you ask us at least 30 days before the settlement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.

Annuity payout plans

You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:

o Plan A -- Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B -- Life annuity with five, 10 or 15 years certain: We make monthly payouts for a guaranteed payout period of five, 10 or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the settlement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C -- Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D -- Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.


o Plan E -- Payouts for a specified period: We make monthly payouts for a specific payout period of 10 to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. We determine the present value of the remaining variable payouts which are assumed to remain level. The discount rate we use in the calculation will vary between 5.05% and 7.15% depending on the applicable assumed investment rate. (See "Charges - Surrender Charge under Annuity Payout Plan E".) You can also take a portion of the discounted value once a year. If you do so, your monthly payouts will be reduced by the proportion of your surrender to the full discounted value. A 10% IRS penalty could apply if you take a surrender. (See "Taxes".)


Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o    over the life of the annuitant;
o    over the joint lives of the annuitant and a designated beneficiary;
o    for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.

You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's settlement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin

If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or surrender (see detailed discussion below). Any portion of the annuity payouts and any surrenders you request that represent ordinary income are normally taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life and after your death. You should refer to your retirement plan or adoption agreement or consult a tax advisor for more information about your distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuities issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities: Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Surrenders: If you surrender part or all of your contract before your annuity payouts begin, your surrender payment will be taxed to the extent that the value of your contract immediately before the surrender exceeds your investment. You also may have to pay a 10% IRS penalty for surrenders you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you surrender your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract is not tax-exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax-deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o    because of your death;
o    because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you surrender your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender), we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

Withholding from qualified annuities: If you receive directly all or part of the contract value from a qualified annuity (except an IRA or SEP), mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a surrender for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a surrender.

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:

o the reserve held in each subaccount for your contract; divided by o the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.

We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.

Substitution of Investments

We may substitute the funds in which the subaccounts invest if:

o    laws or regulations change,
o    existing funds become unavailable, or
o    in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute funds other than those currently listed in this prospectus for other funds.

We may also:

          o    add new subaccounts;
          o    combine any two or more subaccounts;
          o    add subaccounts investing in additional funds;
          o transfer assets to and from the subaccounts or the variable account; and
          o    eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers

Principal underwriter

American Express Financial Advisors Inc. (AEFA) is the principal underwriter for the contracts. Its offices are located at IDS Tower 10, Minneapolis, MN 55440-0010. AEFA is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company, a financial services company headquartered in New York City.

The AEFC family of companies offers not only insurance and annuities, but also mutual funds, investment certificates and a broad range of financial management services. AEFA serves individuals and businesses through its nationwide network of more than 180 offices and 9200 advisors.

Issuer

IDS Life of New York issues the contracts. IDS Life of New York is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company, a financial services company headquartered in New York City.

IDS Life of New York is a stock life insurance company organized in 1972 under the laws of the State of New York and is located at 20 Madison Avenue Extension, Albany, New York 12203. Its mailing address is P.O. Box 5144, Albany, NY 12205. IDS Life of New York conducts a conventional life insurance business.

IDS Life of New York pays total commissions of up to 7.0% of the total purchase payments it receives on the contracts. We pay a portion of this total commission to district managers and field vice presidents of the selling representative

Legal proceedings

A number of lawsuits have been filed against life and health insurers in jurisdictions in which we do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. We, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. And Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota state court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. We also are defendants in various other lawsuits. In our opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Year 2000

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of IDS Life of New York and the Variable Account. All of the major systems used by IDS Life of New York and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. IDS Life of New York's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on IDS Life of New York's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, IDS Life of New York or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

[This information will be updated so that it is current as of the time the product becomes effective.]

Table of Contents of the Statement of Additional Information

Performance Information                                                p.3
Calculating Annuity Payouts                                            p.6
Rating Agencies                                                        p.8
Principal Underwriter                                                  p.8
Independent Auditors                                                   p.8
Financial Statements

Please check the appropriate box to receive a copy of the Statement of Additional Information for:

-- American Express Retirement Advisor Variable AnnuitySM - Band 3 -- American Express Variable Portfolio Funds
-- AIM Variable Insurance Funds, Inc.
-- American Century Variable Portfolios, Inc.
--  Fidelity  Variable  Insurance  Products  Funds - Service  Class
-- Franklin Templeton Variable Insurance Products Trust - Class 2 -- Goldman Sachs Variable Insurance Trust (VIT)
-- Lazard Retirement Series, Inc.
-- Putnam Variable Trust
-- Royce Capital Fund
-- Third Avenue  Variable  Series Trust
-- Wanger Advisors Trust
-- Warburg Pincus Trust


Mail your request to:

IDS Life of New York Annuity Service
IDS Life Insurance Company of New York
Box 5144
Albany, NY 12205

We will mail your request to:

Your name _____________________________________________
Address _______________________________________________
City _____________________ State _________ Zip ________

                  STATEMENT OF ADDITIONAL INFORMATION

                                  for

            AMERICAN EXPRESS RETIREMENT ADVISOR VARIABLE ANNUITYSM

             IDS Life of New York Variable Annuity Account

                            __________, 1999

IDS Life of New York Variable Annuity Account is a separate account established and maintained by IDS Life Insurance Company of New York (IDS Life of New York).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number below. The prospectus is incorporated in this SAI by reference.


IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY  12203
800-541-2251

                            TABLE OF CONTENTS

Performance Information....................................................p. 3

Calculating Annuity Payouts.............................................. p. 11

Rating Agencies...........................................................p. 13

Principal Underwriter.....................................................p. 13

Independent Auditors......................................................p. 13

Financial Statements

PERFORMANCE INFORMATION

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return

We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:

                                  P(1+T)n = ERV

where:         P =  a hypothetical initial payment of $1,000
               T =  average annual total return
               n =  number of years
             ERV = Ending  Redeemable Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. Currently we do not show any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Past performance does not guarantee future results.


Average Annual Total Return For Nonqualified Annuities With a Surrender For Periods
Ending _____________
                                                               Performance Since Commencement of the Fund*
                                                                                                Since
Subaccount       Investing In:                               1 Year   5 Years   10 Years    Commencement
----------       -------------                               ------   -------   --------    ------------
                 AXPSM VARIABLE PORTFOLIO
      BC7              Blue Chip Advantage Fund+                %        %         %              %
      BD7              Bond Fund (10/81)**
      CR7              Capital Resource Fund (10/81)
      CM7              Cash Management Fund (10/81)
      DE7              Diversified Equity Income Fund+
      EI7              Extra Income Fund (5/96)
      FI7              Federal Income Fund+
      GB7              Global Bond Fund (5/96)
      GR7              Growth Fund+
      IE7              International Fund (1/92)
      MF7              Managed Fund (4/86)
      ND7              New Dimensions Fund (5/96)
      SC7              Small Cap Advantage Fund +
      SA7              Strategy Aggressive Fund (1/92)
                 AIM V.I.
      7CA              Capital Appreciation Fund (5/93)
      7CD              Capital Development Fund (5/98)
                 American Century
      7IF              VP International Fund (5/94)
      7VA              VP Value Fund (5/96)
                 FIDELITY VIP
      7GI              III Growth & Income Portfolio
                       (Service Class) (12/96)
      7MP              III Mid Cap Portfolio (Service
                       Class) (12/98)
      7OS              Overseas Portfolio (Service Class)
                       (12/87)
                 FRANKLIN TEMPLETON VIP
      7RE              Franklin Real Estate Fund - Class 2
                       (1/89)***
      7IS              Templeton International Smaller
                       Companies Fund - Class 2 (5/96)***
      7SI              Franklin Value Securities Fund -
                       Class 2 (5/98)***
                 GOLDMAN SACHS Variable Insurance Trust
                 (VIT)
      7SE              CORESM Small Cap Equity Fund (2/98)
      7UE              CORESM U.S. Equity Fund (2/98)
      7MC              Mid Cap Value Fund (4/98)
                 LAZARD RETIREMENT SERIES, INC.
      7IP              International Equity Portfolio (9/98)
                 PUTNAM VARIABLE TRUST
      7IN              Putnam VT International New
                       Opportunities Fund - Class IB Shares
                       (4/98)
      7VS              Putnam VT Vista Fund - Class IB
                       Shares (1/99)
                 ROYCE
      7MI              Micro-Cap Portfolio (12/96)
                 THIRD AVENUE VARIABLE SERIES TRUST
      7SV              Value Portfolio +
                 WANGER
      7IT              International Small Cap (5/95)
      7SP              U.S. Small Cap (5/95)
                 WARBURG PINCUS TRUST
      7EG              Emerging Growth Portfolio +

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 0.95% mortality and expense risk fee and applicable surrender charges associated with the seven-year surrender charge schedule.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the Funds)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Nonqualified Annuities Without Surrender For Periods
Ending ________________
                                                               Performance Since Commencement of the Fund*
                                                               Performance Since Commencement of the Fund*

                                                                                                Since
Subaccount       Investing In:                               1 Year   5 Years   10 Years    Commencement
----------       -------------                               ------   -------   --------    ------------
 d                AXPSM VARIABLE PORTFOLIO
      BC7              Blue Chip Advantage Fund+                %        %         %              %
      BD7              Bond Fund (10/81)**
      CR7              Capital Resource Fund (10/81)
      CM7              Cash Management Fund (10/81)
      DE7              Diversified Equity Income Fund+
      EI7              Extra Income Fund (5/96)
      FI7              Federal Income Fund+
      GB7              Global Bond Fund (5/96)
      GR7              Growth Fund+
      IE7              International Fund (1/92)
      MF7              Managed Fund (4/86)
      ND7              New Dimensions Fund (5/96)
      SC7              Small Cap Advantage Fund+
      SA7              Strategy Aggressive Fund (1/92)
                 AIM V.I.
      7CA              Capital Appreciation Fund (5/93)
      7CD              Capital Development Fund (5/98)
                 American Century
      7IF              VP International Fund (5/94)
      7VA              VP Value Fund (5/96)
                 FIDELITY VIP
      7GI              III Growth & Income Portfolio
                       (Service Class) (12/96)
      7MP              III Mid Cap Portfolio (Service
                       Class) (12/98)
      7OS              Overseas Portfolio (Service Class)
                       (12/87)
                 FRANKLIN TEMPLETON VIP
      7RE              Franklin Real Estate Fund - Class 2
                       (1/89)***
      7IS              Templeton International Smaller
                       Companies Fund - Class 2 (5/96)***
      7SI              Franklin Value Securities Fund -
                       Class 2 (5/98)***
                 GOLDMAN SACHS VARIABLE INSURANCE TRUST
                 (VIT)
      7SE              CORESM Small Cap Equity Fund (2/98)
      7UE              CORESM U.S. Equity Fund (2/98)
      7MC              Mid Cap Value Fund (4/98)
                 LAZARD RETIREMENT SERIES, INC.
      7IP              International Equity Portfolio (9/98)
                 PUTNAM VARIABLE TRUST
      7IN              Putnam VT International New
                       Opportunities Fund - Class IB Shares
                       (4/98)
      7VS              Putnam VT Vista Fund - Class IB
                       Shares (1/99)
                 ROYCE
      7MI              Micro-Cap Portfolio (12/96)
                 THIRD AVENUE VARIABLE SERIES TRUST
      7SV              Value Portfolio+
                 WANGER
      7IT              International Small Cap (5/95)
      7SP              U.S. Small Cap (5/95)
                 WARBURG PINCUS TRUST
      7EG              Emerging Growth Portfolio+

*Current applicable charges deducted from fund performance include a $30 contract administrative charge and a 0.95% mortality and expense risk fee.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the Funds)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Qualified Annuities With Surrender For Periods
Ending ________________
                                                               Performance Since Commencement of the Fund*
                                                                                                Since
Subaccount       Investing In:                               1 Year   5 Years   10 Years    Commencement
----------       -------------                               ------   -------   --------    ------------
                 AXPSM VARIABLE PORTFOLIO
      BC8              Blue Chip Advantage Fund+                %        %         %              %
      BD8              Bond Fund (10/81)**
      CR8              Capital Resource Fund (10/81)
      CM8              Cash Management Fund (10/81)
      DE8              Diversified Equity Income Fund+
      EI8              Extra Income Fund (5/96)
      FI8              Federal Income Fund+
      GB8              Global Bond Fund (5/96)
      GR8              Growth Fund+
      IE8              International Fund (1/92)
      MF8              Managed Fund (4/86)
      ND8              New Dimensions Fund (5/96)
      SC8              Small Cap Advantage Fund+
      SA8              Strategy Aggressive Fund (1/92)
                 AIM V.I.
      8CA              Capital Appreciation Fund (5/93)
      8CD              Capital Development Fund (5/98)
                 American Century
      8IF              VP International Fund (5/94)
      8VA              VP Value Fund (5/96)
                 FIDELITY VIP
      8GI              III Growth & Income Portfolio
                       (Service Class) (12/96)
      8MP              III Mid Cap Portfolio (Service
                       Class) (12/98)
      8OS              Overseas Portfolio (Service Class)
                       (12/87)
                 FRANKLIN TEMPLETON VIP
      8RE              Franklin Real Estate Fund - Class 2
                       (1/89)***
      8IS              Templeton International Smaller
                       Companies Fund - Class 2 (5/96)***
      8SI              Franklin Value Securities Fund -
                       Class 2 (5/98)***
                 GOLDMAN SACHS VARIABLE INSURANCE TRUST
                 (VIT)
      8SE              CORESM Small Cap Equity Fund (2/98)
      8UE              CORESM U.S. Equity Fund (2/98)
      8MC              Mid Cap Value Fund (4/98)
                 LAZARD RETIREMENT SERIES, INC.
      8IP              International Equity Portfolio (9/98)
                 PUTNAM VARIABLE TRUST
      8IN              Putnam VT International New
                       Opportunities Fund - Class IB Shares
                       (4/98)
      8VS              Putnam VT Vista Fund - Class IB
                       Shares (1/99)
                 ROYCE
      8MI              Micro-Cap Portfolio (12/96)
                 THIRD AVENUE VARIABLE SERIES TRUST
      8SV              Value Portfolio+
                 WANGER
      8IT              International Small Cap (5/95)
      8SP              U.S. Small Cap (5/95)
                 WARBURG PINCUS TRUST
      8EG              Emerging Growth Portfolio+

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract  administrative  charge,  a 0.75%  mortality  and expense  risk fee and applicable  surrender  charges  associated with the seven-year  surrender charge
schedule.   +  Fund  had  not   commenced   operations  as  of  Dec.  31,  1998.
**(Commencement  date of the Funds)  ***Because  Class 2 shares were not offered until Jan.  6,  1999,  performance  shown  represents  Class 1 shares.  Although invested in the same portfolio of securities as Class 1, Class 2's  standardized performance  will differ because of Class 2's additional 12b-1 fee expense which affects  all  performance  after  the  inception  of  Class  2.  Figures  assume reinvestment of dividends and capital gains.


Average Annual Total Return For Qualified Annuities Without Surrender For Periods
Ending ________________
                                                               Performance Since Commencement of the Fund*
                                                                                                Since
Subaccount       Investing In:                               1 Year   5 Years   10 Years    Commencement
----------       -------------                               ------   -------   --------    ------------
                  AXPSM VARIABLE PORTFOLIO
      BC8              Blue Chip Advantage Fund+                %        %         %              %
      BD8              Bond Fund (10/81)**
      CR8              Capital Resource Fund (10/81)
      CM8              Cash Management Fund (10/81)
      DE8              Diversified Equity Income Fund+
      EI8              Extra Income Fund (5/96)
      FI8              Federal Income Fund+
      GB8              Global Bond Fund (5/96)
      GR8              Growth Fund+
      IE8              International Fund (1/92)
      MF8              Managed Fund (4/86)
      ND8              New Dimensions Fund (5/96)
      SC8              Small Cap Advantage Fund+
      SA8              Strategy Aggressive Fund (1/92)
                 AIM V.I.
      8CA              Capital Appreciation Fund (5/93)
      8CD              Capital Development Fund (5/98)
                 American Century
      8IF              VP International Fund (5/94)
      8VA              VP Value Fund (5/96)
                 FIDELITY VIP
      8GI              III Growth & Income Portfolio
                       (Service Class) (12/96)
      8MP              III Mid Cap Portfolio (Service
                       Class) (12/98)
      8OS              Overseas Portfolio (Service Class)
                       (12/87)
                 FRANKLIN TEMPLETON VIP
      8RE              Franklin Real Estate Fund - Class 2
                       (1/89)***
      8IS              Templeton International Smaller
                       Companies Fund - Class 2 (5/96)***
      8SI              Franklin Value Securities Fund -
                       Class 2 (5/98)***
                 GOLDMAN SACHS VARIABLE INSURANCE TRUST
                 (VIT)
      8SE              CORESM Small Cap Equity Fund (2/98)
      8UE              CORESM U.S. Equity Fund (2/98)
      8MC              Mid Cap Value Fund (4/98)
                 LAZARD RETIREMENT SERIES, INC.
      8IP              International Equity Portfolio (9/98)
                 PUTNAM VARIABLE TRUST
      8IN              Putnam VT International New
                       Opportunities Fund - Class IB Shares
                       (4/98)
      8VS              Putnam VT Vista Fund - Class IB
                       Shares (1/99)
                 ROYCE
      8MI              Micro-Cap Portfolio (12/96)
                 THIRD AVENUE VARIABLE SERIES TRUST
      8SV              Value Portfolio+
                 WANGER
      8IT              International Small Cap (5/95)
      8SP              U.S. Small Cap (5/95)
                 WARBURG PINCUS TRUST
      8EG              Emerging Growth Portfolio+

*Current applicable charges deducted from fund performance include a $30 contract administrative charge and a 0.75% mortality and expense risk fee.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the Funds)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Cumulative Total Return

Cumulative total return represents the cumulative change in the value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return by using the following formula:

                                 ERV - P
                                    P

where:         P =  a hypothetical initial payment of $1,000
             ERV =  Ending  Redeemable  Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof).

Total return figures reflect the deduction of the surrender charge which assumes you withdraw the entire contract value at the end of the one, five and ten year periods (or, if less, up to the life of the subaccount). We also may show performance figures without the deduction of a surrender charge. In addition, total return figures reflect the deduction of all other applicable charges including the contract administrative charge and mortality and expense risk fee.

Annualized Calculation of Yield for Subaccounts Investing in Money Market Funds

Annualized Simple Yield

For the subaccounts investing in money market funds, we base quotations of simple yield on:
     (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period;
     (b) less a pro rata share of the subaccount expenses accrued over the period;
     (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
     (d)  multiplying the base period return by 365/7.

The subaccount's value includes:
o    any declared dividends,
o the value of any shares purchased with dividends paid during the period, and
o    any dividends declared for such shares.

It does not include:
o    the effect of any applicable surrender charge, or
o    any realized or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] -1

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.

Annualized Yield for Subaccounts Investing in Income Funds

For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period, according to the following formula:

                           YIELD = 2[( a-b + 1)6 - 1]
                                       cd

where:    a    = dividends and investment income earned during the period
          b    = expenses accrued for the period (net of reimbursements)
          c    = the average  daily  number of  accumulation  units  outstanding during the period that were entitled to receive dividends
          d    = the maximum  offering price per  accumulation  unit on the last day of the period

The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare.

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News and World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:

o determine the dollar value of your contract as of the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the settlement date and then deduct any applicable premium tax; then
o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the settlement date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by
o    the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

o    the net investment factor; and
o    the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor:

We determine the net investment factor by:

o adding the fund's current net asset value per share plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your fixed account at the settlement date or the date you selected to begin receiving your annuity payouts; then
o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES

The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to the fixed account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the contract.

                              Rating Agency Rating

                                  A.M. Best A+
                                   (Superior)
                            -----------------------

                                Duff & Phelps AAA
                            -----------------------

                                   Moody's Aa2

PRINCIPAL UNDERWRITER


The principal underwriter for the contract is American Express Financial Advisors, Inc. (AEFA) which offers the contract on a continuous basis.


The contract is new and, therefore, we have not received any surrender charges or paid any commissions.

INDEPENDENT AUDITORS

The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402) independent auditors, as stated in their report appearing herein.

FINANCIAL STATEMENTS

(to be filed by amendment)

                       STATEMENT OF ADDITIONAL INFORMATION

                                       for

         AMERICAN EXPRESS RETIREMENT ADVISOR VARIABLE ANNUITYSM -BAND 3

                  IDS Life of New York Variable Annuity Account

                             _______________, 1999

IDS Life of New York Variable Annuity Account is a separate account established and maintained by IDS Life Insurance Company of New York (IDS Life of New York).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number below. The prospectus is incorporated in this SAI by reference.


IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY  12203
800-541-2251

American Express Retirement Advisor Variable Annuity-Band 3
IDS Life of New York Variable Annuity Account



                                TABLE OF CONTENTS

Performance Information...........................p. 3

Calculating Annuity Payouts.......................p. 6

Rating Agencies...................................p. 8

Principal Underwriter.............................p. 8

Independent Auditors..............................p. 8

Financial Statements

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return

We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:

                                  P(1+T)n = ERV

where:         P =  a hypothetical initial payment of $1,000
               T =  average annual total return
               n =  number of years
             ERV = Ending Redeemable Value of a hypothetical $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. Currently we do not show any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Past performance does not guarantee future results.


Average Annual Total Return For Periods Ending _____________

                                                               Performance Since Commencement of the Fund*

                                                                                          Since
Subaccount       Investing In:                               1 Year   5 Years   10 Years  Commencement
----------       -------------                               ------   -------   --------  ------------
                 AXPSM VARIABLE PORTFOLIO
      BC9              Blue Chip Advantage Fund+                %        %         %              %
      BD9              Bond Fund (10/81)**
      CR9              Capital Resource Fund (10/81)
      CM9              Cash Management Fund (10/81)
      DE9              Diversified Equity Income Fund+
      EI9              Extra Income Fund (5/96)
      FI9              Federal Income Fund+
      GB9              Global Bond Fund (5/96)
      GR9              Growth Fund+
      IE9              International Fund (1/92)
      MF9              Managed Fund (4/86)
      ND9              New Dimensions Fund (5/96)
      SC9              Small Cap Advantage Fund+
      SA9              Strategy Aggressive Fund (1/92)
                 AIM V.I.
      9CA              Capital Appreciation Fund (5/93)
      9CD              Capital Development Fund (5/98)
                 American Century
      9IF              VP International Fund (5/94)
      9VA              VP Value Fund (5/96)
                 FIDELITY VIP
      9GI              III Growth & Income Portfolio
                       (Service Class) (12/96)
      9MP              III Mid Cap Portfolio (Service
                       Class) (12/98)
      9OS              Overseas Portfolio (Service Class)
                       (12/87)
                 FRANKLIN TEMPLETON VIP
      9RE              Franklin Real Estate Fund - Class 2
                       (1/89)***
      9IS              Templeton International Smaller
                       Companies Fund - Class 2 (5/96)***
      9SI              Franklin Value Securities Fund -
                       Class 2 (5/98)***
                 GOLDMAN SACHS VARIABLE INSURANCE TRUST
                 (VIT)
      9SE              CORESM Small Cap Equity Fund (2/98)
      9UE              CORESM U.S. Equity Fund (2/98)
      9MC              Mid Cap Value Fund (4/98)
                 LAZARD RETIREMENT SERIES, INC.
      9IP              International Equity Portfolio (9/98)
                 PUTNAM VARIABLE TRUST
      9IN              Putnam VT International New
                       Opportunities Fund - Class IB Shares
                       (4/98)
      9VS              Putnam VT Vista Fund - Class IB
                       Shares (1/99)
                 ROYCE
      9MI              Micro-Cap Portfolio (12/96)
                 THIRD AVENUE VARIABLE SERIES TRUST
      9SV              Value Portfolio+
                 WANGER
      9IT              International Small Cap (5/95)
      9SP              U.S. Small Cap (5/95)
                 WARBURG PINCUS TRUST
      9EG              Emerging Growth Portfolio+

* Current applicable charges deducted from fund performance include a $30 contract administrative charge and a 0.55% mortality and expense risk fee.
+    Fund had not commenced operations as of Dec. 31, 1998.
**   (Commencement date of the Funds)
*** Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Cumulative Total Return

Cumulative total return represents the cumulative change in the value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return by using the following formula:

                                     ERV - P
                                        P

where:                P =  a hypothetical initial payment of $1,000
                    ERV =  Ending  Redeemable  Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof).

All total return figures reflect the deduction of all applicable charges including the contract administrative charge and mortality and expense risk fee.

Annualized Calculation of Yield for Subaccounts Investing in Money Market Funds

Annualized Simple Yield

For the subaccounts investing in money market funds, we base quotations of simple yield on:

          (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period;
          (b) less a pro rata share of the subaccount expenses accrued over the period;
          (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
          (d)  multiplying the base period return by 365/7.

The subaccount's value includes:

o    any declared dividends,

o the value of any shares purchased with dividends paid during the period, and

o    any dividends declared for such shares.

It does not include any realized or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] -1

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.

Annualized Yield for Subaccounts Investing in Income Funds

For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period, according to the following formula:

                                        YIELD = 2[(  a-b  + 1)6 - 1]
                                                     ---
                                                     cd

where: a = dividends and investment income earned during the period b = expenses accrued for the period (net of reimbursements) c = the average daily number of accumulation units outstanding during the period that were entitled to receive dividends
                   d = the maximum offering price per accumulation unit on the last day of the period

The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare.

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News and World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:

o determine the dollar value of your contract as of the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the settlement date and then deduct any applicable premium tax; then
o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the settlement date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by
o    the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

o    the net investment factor; and
o    the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor:

We determine the net investment factor by:

o adding the fund's current net asset value per share plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your fixed account at the settlement date or the date you selected to begin receiving your annuity payouts; then

o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES

The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to the fixed account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the contract.


                              Rating Agency Rating

                                  A.M. Best A+
                                   (Superior)
                            -----------------------

                                Duff & Phelps AAA
                            -----------------------

                                   Moody's Aa2

PRINCIPAL UNDERWRITER


The principal underwriter for the contract is American Express Financial Advisors Inc. (AEFA) which offers the contract on a continuous basis.


The contract is new and, therefore, we have not received any surrender charges or paid any commissions.

INDEPENDENT AUDITORS

The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402), independent auditors, as stated in their report appearing herein.

FINANCIAL STATEMENTS

(to be filed by amendment)

PART C.

Item 24. Financial Statements and Exhibits

(a)  Financial statements included in Part B of this Registration Statement:

         To be filed by amendment.

(b)  Exhibits:

1.1 Consent in writing in lieu of Meeting of IDS Life of New York establishing the IDS Life of New York Flexible Portfolio Annuity Account dated April 17, 1996, filed electronically as Exhibit 1 to Registrant's Initial Registration Statement No. 333-03867 is incorporated herein by reference.

1.2 Consent in writing in Lieu of Meeting of IDS Life of New York establishing 105 additional subaccounts within the separate account dated November 19, 1999 is filed electronically herewith.

2.   Not applicable.

3.   Not applicable.

4.1  Form of Deferred Annuity Contract to be filed by amendment.

5.   Form of Variable Annuity Application to be filed by amendment.

6.1  Certificate  of  Incorporation  of IDS  Life  dated  July 24,  1957,  filed
     electronically  as  Exhibit  6.1  to  Registrant's   Initial   Registration
     Statement No. 33-62407 is incorporated herein by reference.

6.2  Copy of  Amended  By-Laws  of IDS Life of New York  dated May  1992,  filed
     electronically  as  Exhibit  6.2  to  Registrant's   Initial   Registration
     Statement No. 333-03867 is incorporated herein by reference.

7.   Not applicable.

8.   Participation Agreements to be filed by amendment.

9. Opinion of counsel and consent to its use as the legality of the securities being registered to be filed by amendment.

10.  Consent of Independent Auditors to be filed by amendment.

11.  None.

12.  Not applicable.

13. Copy of schedule for computation of each performance quotation provided in the Registration Statement in response to Item 21, to be filed by Amendment.

14.  Not applicable.

15. Power of Attorney to sign this Registration Statement dated April 14, 1999, filed electronically as Exhibit 14 to Post-Effective Amendment No.3 to Registration Statement No. 333-03867, filed on or about April 28, 1999, is incorporated herein by reference.


Item 25. Directors and Officers of the Depositor (IDS Life Insurance Company of New York)

Name                                  Principal Business Address                Positions and Offices with Depositor
------------------------------------- ----------------------------------------- -------------------------------------
Timothy V. Bechtold                   IDS Tower 10                              Director and President
                                      Minneapolis, MN  55440

Maureen A. Buckley                    IDS Tower 10                              Director, Vice President, Chief
                                      Minneapolis, MN  55440                         Operating Officer and Consumer
                                                                                     Affairs Officer

Rodney P. Burwell                     IDS Tower 10                              Director
                                      Minneapolis, MN  55440

John R. Cattau                        IDS Tower 10                              Director
                                      Minneapolis, MN  55440

James E. Choat                        IDS Tower 10                              Executive Vice President -
                                      Minneapolis, MN  55440                         Institutional Products Group

Robert R. Grew                        20 Madison Avenue Extension               Director
                                      Albany, NY

Lorraine R. Hart                      IDS Tower 10                              Vice President - Investments
                                      Minneapolis, MN  55440

Jay C. Hatlestad                      IDS Tower 10                              Vice President and Controller -
                                      Minneapolis, MN  55440                         Assured Assets

Jeffrey S. Horton                     IDS Tower 10                              Vice President and Treasurer
                                      Minneapolis, MN  55440

Jean B. Keffeler                      IDS Tower 10                              Director
                                      Minneapolis, MN  55440

Richard W. Kling                      IDS Tower 10                              Director and Chairman of the Board
                                      Minneapolis, MN  55440

Bruce A. Kohn                         IDS Tower 10                              Counsel and Assistant Secretary
                                      Minneapolis, MN  55440

Eric L. Marhoun                       IDS Tower 10                              General Counsel and Secretary
                                      Minneapolis, MN  55440

Thomas R. McBurney                    IDS Tower 10                              Director
                                      Minneapolis, MN  55440

Mary Ellyn Minenko                    IDS Tower 10                              Counsel and Assistant Secretary
                                      Minneapolis, MN  55440

Edward J. Muhl                        IDS Tower 10                              Director
                                      Minneapolis, MN  55440

Thomas V. Nicolosi                    Suite 220                                 Director
                                      500 Mamaroneck Avenue
                                      Harrison, NY  10528

Stephen P. Norman                     World Financial Center                    Director
                                      New York, NY

F. Dale Simmons                       IDS Tower 10                              Vice President - Real Estate Loan
                                      Minneapolis, MN  55440                         Management

Richard M. Starr                      20 Madison Avenue Extension               Director
                                      Albany, NY

William A. Stoltzmann                 IDS Tower 10                              Counsel and Assistant Secretary
                                      Minneapolis, MN  55440

Philip C. Wentzel                     IDS Tower 10                              Vice President and Controller -
                                      Minneapolis, MN  55440                         Risk Management

Michael R. Woodward                   20 Madison Avenue Extension               Director
                                      Albany, NY

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

                  IDS Life Insurance Company of New York is a wholly-owned subsidiary of IDS Life Insurance Company which is a wholly-owned subsidiary of American Express Financial Corporation. American Express Financial Corporation is a wholly-owned subsidiary of American Express Company (American Express).

                  The following list includes the names of major subsidiaries of American Express.

                                                                                       Jurisdiction of
Name of Subsidiary
                                                                                       Incorporation
I. Travel Related Services

     American Express Travel Related Services Company, Inc.                             New York

II. International Banking Services

     American Express Bank Ltd.
     Connecticut

III. Companies engaged in Financial Services

     Advisory Capital Partners LLC                                                      Delaware
     Advisory Capital Strategies Group Inc.                                             Minnesota
     American Centurion Life Assurance Company                                          New York
     American Enterprise Investment Services Inc.                                       Minnesota
     American Enterprise Life Insurance Company                                         Indiana
     American Express Asset Management Group Inc.                                       Minnesota
     American Express Asset Management International Inc.                               Delaware
     American Express Asset Management International (Japan) Ltd.                       Japan
     American Express Asset Management Ltd.                                             England
     American Express Client Service Corporation                                        Minnesota
     American Express Corporation                                                       Delaware
     American Express Financial Advisors Inc.                                           Delaware
     American Express Financial Advisors Japan Inc.                                     Delaware
     American Express Financial Corporation                                             Delaware
     American Express Insurance Agency of Arizona Inc.                                  Arizona
     American Express Insurance Agency of Idaho Inc.                                    Idaho
     American Express Insurance Agency of Nevada Inc.                                   Nevada
     American Express Insurance Agency of Oregon Inc.                                   Oregon
     American Express Minnesota Foundation                                              Minnesota
     American Express Property Casualty Insurance Agency of Kentucky Inc.               Kentucky
     American Express Property Casualty Insurance Agency of Maryland Inc.               Maryland
     American Express Property Casualty Insurance Agency of Mississippi Inc.
     Mississippi
     American Express Property Casualty Insurance Agency of Pennsylvania Inc.
     Pennsylvania
     American Express Trust Company                                                     Minnesota
     American Partners Life Insurance Company                                           Arizona
     IDS Cable Corporation                                                              Minnesota
     IDS Cable II Corporation                                                           Minnesota
     IDS Capital Holdings Inc.                                                          Minnesota
     IDS Certificate Company                                                            Delaware
     IDS Futures Brokerage Group                                                        Minnesota
     IDS Futures Corporation                                                            Minnesota
     IDS Insurance Agency of Alabama Inc.                                               Alabama
     IDS Insurance Agency of Arkansas Inc.                                              Arkansas
     IDS Insurance Agency of Massachusetts Inc.
     Massachusetts
     IDS Insurance Agency of Mississippi Ltd.
     Mississippi
     IDS Insurance Agency of New Mexico Inc.                                            New Mexico
     IDS Insurance Agency of North Carolina Inc.                                        North
     Carolina
     IDS Insurance Agency of Ohio Inc.                                                  Ohio
     IDS Insurance Agency of Texas Inc.                                                 Texas
     IDS Insurance Agency of Utah Inc.                                                  Utah

Jurisdiction of
Name of Subsidiary
Incorporation

     IDS Insurance Agency of Wyoming Inc.                                               Wyoming
     IDS Life Insurance Company                                                         Minnesota
     IDS Life Insurance Company of New York                                             New York
     IDS Management Corporation                                                         Minnesota
     IDS Partnership Services Corporation                                               Minnesota
     IDS Plan Services of California, Inc.                                              Minnesota
     IDS Property Casualty Insurance Company                                            Wisconsin
     IDS Real Estate Services, Inc.                                                     Delaware
     IDS Realty Corporation                                                             Minnesota
     IDS Sales Support Inc.                                                             Minnesota
     Investors Syndicate Development Corp.                                              Nevada
     Public Employee Payment Company                                                    Minnesota

Item 27. Number of Contractowners

                  Not applicable.

Item 28. Indemnification

                  The By-Laws of the depositor provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties.

                  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters.

(a)      American Express Financial Advisors acts as principal underwriter for the following investment companies:

         AXP Bond Fund, Inc.; AXP California Tax-Exempt Trust; AXP Discovery Fund, Inc.; AXP Equity
         Select Fund, Inc.; AXP Extra Income Fund, Inc.; AXP Federal Income Fund, Inc.; AXP Global
         Series, Inc.; AXP Growth Series, Inc.; AXP High Yield Tax-Exempt Fund, Inc.; AXP International
         Fund, Inc.; AXP Investment Series, Inc.; AXP Managed Series, Inc.; AXP Market Advantage Series,
         Inc.; AXP Money Market Series, Inc.; AXP New Dimensions Fund, Inc.; AXP Precious Metals Fund,
         Inc.; AXP Progressive Fund, Inc.; AXP Selective Fund, Inc.; AXP Special Tax-Exempt Series
         Trust; AXP Stock Fund, Inc.; AXP Strategy Series, Inc.; AXP Tax-Exempt Series, Inc.; AXP
         Tax-Free Money Fund, Inc.; AXP Utilities Income Fund, Inc., Growth Trust; Growth and Income
         Trust; Income Trust; Tax-Free Income Trust; World Trust; IDS Certificate Company; Strategist
         Income Fund, Inc.; Strategist Growth Fund, Inc.; Strategist Growth and Income Fund, Inc.;
         Strategist World Fund, Inc. and Strategist Tax-Free Income Fund, Inc.


(b)      As to each director, officer or partner of the principal underwriter:

Name and Principal Business Address   Position and Offices with           Positions with Offices with
                                      Underwriter                         Registrant
------------------------------------- ----------------------------------- -----------------------------------

Ronald. G. Abrahamson                 Vice President - Service Quality    None
IDS Tower 10                          and Reengineering
Minneapolis, MN  55440

Douglas A. Alger                      Senior Vice President - Human       None
IDS Tower 10                          Resources
Minneapolis, MN  55440

Peter J. Anderson                     Senior Vice President -             Vice President
IDS Tower 10                          Investment Operations
Minneapolis, MN  55440

Ward D. Armstrong                     Vice President-American Express     None
IDS Tower 10                          Retirement Services
Minneapolis, MN  55440

John M. Baker                         Vice President - Plan Sponsor       None
IDS Tower 10                          Services
Minneapolis, MN  55440

Joseph M. Barsky, III                 Vice President - Mutual Fund        None
IDS Tower 10                          Equities
Minneapolis, MN  55440

Timothy V. Bechtold                   Vice President - Risk Management    None
IDS Tower 10                          Products
Minneapolis, MN  55440

[ACL & IDS Life of NY:]

Timothy V. Bechtold                   Vice President - Risk Management    Director and President
IDS Tower 10                          Products
Minneapolis, MN  55440

John D. Begley                        Group Vice President -              None
Suite 100                             Ohio/Indiana
7760 Olentangy River Rd.
Columbus, OH  43235

Brent L. Bisson                       Group Vice President - Los          None
Suite 900                             Angeles Metro
E. Westside Twr
11835 West Olympic Blvd.
Los Angeles, CA  90064

John C. Boeder                        Vice President - Nonproprietary     None
IDS Tower 10                          Products
Minneapolis, MN  55440

Walter K. Booker                      Group Vice President - New Jersey   None
IDS Tower 10
Minneapolis, MN  55440

Bruce J. Bordelon                     Group Vice President - San          None
1333 N. California Blvd., Suite 200   Francisco Bay Area
Walnut Creek, CA  94596

Charles R. Branch                     Group Vice President - Northwest    None
Suite 200
West 111 North River Dr.
Spokane, WA  99201

Douglas W. Brewers                    Vice President - Sales Support      None
IDS Tower 10
Minneapolis, MN  55440

Karl J. Breyer                        Corporate Senior Vice President     None
IDS Tower 10
Minneapolis, MN  55440

Cynthia M. Carlson                    Vice President - American Express   None
IDS Tower 10                          Securities Services
Minneapolis, MN  55440

Mark W. Carter                        Senior Vice President and Chief     None
IDS Tower 10                          Marketing Officer
Minneapolis, MN  55440

[AEL]:

James E. Choat                        Senior Vice President - Third       Director, President and Chief
IDS Tower 10                          Party Distribution                  Executive Officer
Minneapolis, MN  55440

[ACL & IDS Life of NY:]

James E. Choat                        Senior Vice President - Third       Executive Vice President -
IDS Tower 10                          Party Distribution                  Institutional Products Group
Minneapolis, MN  55440

Kenneth J. Ciak                       Vice President and General          None
IDS Property Casualty                 Manager - IDS Property Casualty
1400 Lombardi Avenue
Green Bay, WI  54304

Paul A. Connolly                      Vice President - Advisor            None
IDS Tower 10                          Staffing, Training and Support
Minneapolis, MN  55440

Henry J. Cormier                      Group Vice President - Connecticut  None
Commerce Center One
333 East River Drive
East Hartford, CT  06108

John M. Crawford                      Group Vice President -              None
Suite 200                             Arkansas/Springfield/Memphis
10800 Financial Ctr Pkwy
Little Rock, AR  72211

Kevin F. Crowe                        Group Vice President -              None
Suite 312                             Carolinas/Eastern Georgia
7300 Carmel Executive Pk
Charlotte, NC  28226

Colleen Curran                        Vice President and Assistant        None
IDS Tower 10                          General Counsel
Minneapolis, MN  55440

Luz Maria Davis                       Vice President - Communications     None
IDS Tower 10
Minneapolis, MN  55440

Arthur E. DeLorenzo                   Group Vice President - Upstate      None
4 Atrium Drive, #100                  New York
Albany, NY  12205

Scott M. DiGiammarino                 Group Vice President -              None
Suite 500                             Washington/Baltimore
8045 Leesburg Pike
Vienna, VA  22182

Bradford L. Drew                      Group Vice President - Eastern      None
Two Datran Center                     Florida
Penthouse One B
9130 S. Dadeland Blvd.
Miami, FL  33156

Douglas K. Dunning                    Vice President - Assured Assets     None
IDS Tower 10                          Product Development and Management
Minneapolis, MN  55440

James P. Egge                         Group Vice President - Western      None
4305 South Louise, Suite 202          Iowa, Nebraska, Dakotas
Sioux Falls, SD  57103

Gordon L. Eid                         Senior Vice President, General      None
IDS Tower 10                          Counsel and Chief Compliance
Minneapolis, MN  55440                Officer

Robert M. Elconin                     Vice President - Government         None
IDS Tower 10                          Relations
Minneapolis, MN  55440

Phillip W. Evans,                     Group Vice President - Rocky        None
Suite 600                             Mountain
6985 Union Park Center
Midvale, UT  84047-4177

Gordon M. Fines                       Vice President - Mutual Fund        None
IDS Tower 10                          Equity Investments
Minneapolis, MN  55440

Douglas L. Forsberg                   Vice President - International      None
IDS Tower 10
Minneapolis, MN  55440

Jeffrey P. Fox                        Vice President and Corporate        None
IDS Tower 10                          Controller
Minneapolis, MN  55440

William P. Fritz                      Group Vice President - Gateway      None
Suite 160
12855 Flushing Meadows Dr.
St. Louis, MO  63131

Carl W. Gans                          Group Vice President - Twin City    None
8500 Tower Suite 1770                 Metro
8500 Normandale Lake Blvd.
Bloomington, MN  55437

Peter A. Gallus                       Vice President-Investment           None
IDS Tower 10                          Administration
Minneapolis, MN  55440

David A. Hammer                       Vice President and Marketing        None
IDS Tower 10                          Controller
Minneapolis, MN  55440

Teresa A. Hanratty                    Senior Vice President-Field         None
Suites 6&7                            Management
169 South River Road
Bedford, NH  03110

Robert L. Harden                      Group Vice President - Boston       None
Two Constitution Plaza                Metro
Boston, MA  02129

Lorraine R. Hart                      Vice President - Insurance          Vice President, Investments
IDS Tower 10                          Investments
Minneapolis, MN  55440

Scott A. Hawkinson                    Vice President and Controller -     None
IDS Tower 10                          Private Client Group
Minneapolis, MN  55440

Brian M. Heath                        Senior Vice President and General   None
Suite 150                             Sales Manager
801 E. Campbell Road
Richardson, TX  75081

Janis K. Heaney                       Vice President - Incentive          None
IDS Tower 10                          Management
Minneapolis, MN  55440

Jon E. Hjelm                          Group Vice President - Rhode        None
310 Southbridge Street                Island/Central - Western
Auburn, MA  01501                     Massachusetts

David J. Hockenberry                  Group Vice President - Tennessee    None
30 Burton Hills Blvd.                 Valley
Suite 175
Nashville, TN  37215

Jeffrey S. Horton                     Vice President and Treasurer        None
IDS Tower 10
Minneapolis, MN  55440

David R. Hubers                       Chairman, President and Chief       Board member
IDS Tower 10                          Executive Officer
Minneapolis, MN  55440

Debra A. Hutchinson                   Vice President - Relationship       None
IDS Tower 10                          Leader
Minneapolis, MN  55440

James M. Jensen                       Vice President and                  None
IDS Tower 10                          Controller-Advice and Retail
Minneapolis, MN  55440                Distribution Group

Marietta L. Johns                     Senior Vice President - Field       None
IDS Tower 10                          Management
Minneapolis, MN  55440

Nancy E. Jones                        Vice President - Business           None
IDS Tower 10                          Development
Minneapolis, MN  55440

Ora J. Kaine                          Vice President - Financial          None
IDS Tower 10                          Advisory Services
Minneapolis, MN  55440

Linda B. Keene                        Vice President - Market             None
IDS Tower 10                          Development
Minneapolis, MN  55440

G. Michael Kennedy                    Vice President - Senior Portfolio   None
IDS Tower 10                          Manager
Minneapolis, MN  55440

Richard W. Kling                      Senior Vice President - Products    Director and Chairman of the Board
IDS Tower 10
Minneapolis, MN  55440

John M. Knight                        Vice President - Investment         Treasurer
IDS Tower 10                          Accounting
Minneapolis, MN  55440

Paul F. Kolkman                       Vice President - Actuarial Finance  None
IDS Tower 10
Minneapolis, MN  55440

Claire Kolmodin                       Vice President - Service Quality    None
IDS Tower 10
Minneapolis, MN  55440

David S. Kreager                      Group Vice President - Greater      None
Suite 108                             Michigan
Trestle Bridge V
5126 Lovers Lane
Kalamazoo, MI  49002

Steven C. Kumagai                     Director and Senior Vice            None
IDS Tower 10                          President-Direct and Interactive
Minneapolis, MN  55440                Group

Mitre Kutanovski                      Group Vice President - Chicago      None
Suite 680                             Metro
8585 Broadway
Merrillville, IN  48410

Kurt A. Larson                        Vice President - Senior Portfolio   None
IDS Tower 10                          Manager
Minneapolis, MN  55440

Lori J. Larson                        Vice President - Brokerage and      None
IDS Tower 10                          Direct Services
Minneapolis, MN  55440

Daniel E. Laufenberg                  Vice President and Chief U.S.       None
IDS Tower 10                          Economist
Minneapolis, MN  55440

Peter A. Lefferts                     Senior Vice President - Corporate   None
IDS Tower 10                          Strategy and Development
Minneapolis, MN  55440

Douglas A. Lennick                    Director and Executive Vice         None
IDS Tower 10                          President - Private Client Group
Minneapolis, MN  55440

Mary J. Malevich                      Vice President - Senior Portfolio   None
IDS Tower 10                          Manager
Minneapolis, MN  55440

Fred A. Mandell                       Vice President - Field Marketing    None
IDS Tower 10                          Readiness
Minneapolis, MN  55440

Daniel E. Martin                      Group Vice President - Pittsburgh   None
Suite 650                             Metro
5700 Corporate Drive
Pittsburgh, PA  15237

Timothy J. Masek                      Vice President and Director of      None
IDS Tower 10                          Global Research
Minneapolis, MN  55440

Sarah A. Mealey                       Vice President - Mutual Funds       None
IDS Tower 10
Minneapolis, MN  55440

Paula R. Meyer                        Vice President - Assured Assets     None
IDS Tower 10
Minneapolis, MN  55440

[AEL]:

Paula R. Meyer                        Vice President - Assured Assets     Director and Executive Vice
IDS Tower 10                                                              President - Assured Assets
Minneapolis, MN  55440

William P. Miller                     Vice President and Senior           None
IDS Tower 10                          Portfolio Manager
Minneapolis, MN  55440

Shashank B. Modak                     Vice President - Technology Leader  None
IDS Tower 10
Minneapolis, MN  55440

Pamela J. Moret                       Vice President - Variable Assets    None
IDS Tower 10
Minneapolis, MN  55440

Barry J. Murphy                       Senior Vice President - Client      None
IDS Tower 10                          Service
Minneapolis, MN  55440

Mary Owens Neal                       Vice President-Consumer Marketing   None
IDS Tower 10
Minneapolis, MN  55440

Thomas V. Nicolosi                    Group Vice President - New York     None
Suite 220                             Metro Area
500 Mamaroneck Avenue
Harrison, NY  10528

[ACL & IDS Life of NY:]

Thomas V. Nicolosi                    Group Vice President - New York     Director
Suite 220                             Metro Area
500 Mamaroneck Avenue
Harrison, NY  10528

Michael J. O'Keefe                    Vice President - Advisory           None
IDS Tower 10                          Business Systems
Minneapolis, MN  55440

James R. Palmer                       Vice President - Taxes              None
IDS Tower 10
Minneapolis, MN  55440

Marc A. Parker                        Group Vice President -              None
10200 SW Greenburg Road               Portland/Eugene
Suite 110
Portland, OR  97223

Carla P. Pavone                       Vice President-Compensation         None
IDS Tower 10                          Services and ARD Product
Minneapolis, MN  55440                Distribution

Thomas P. Perrine                     Senior Vice President - Group       None
IDS Tower 10                          Relationship Leader/American
Minneapolis, MN  55440                Express Technologies Financial
                                      Services

Susan B. Plimpton                     Vice President - Marketing          None
IDS Tower 10                          Services
Minneapolis, MN  55440

Larry M. Post                         Group Vice President -              None
One Tower Bridge                      Philadelphia Metro
100 Front Street, 8th Fl
West Conshohocken, PA  19428

Ronald W. Powell                      Vice President and Assistant        None
IDS Tower 10                          General Counsel
Minneapolis, MN  55440

Diana R. Prost                        Group Vice President -              None
3030 N.W. Expressway                  Kansas/Oklahoma
Suite 900
Oklahoma City, OK  73112

James M. Punch                        Vice President and Project          None
IDS Tower 10                          Manager - Platform I Value
Minneapolis, MN  55440                Enhanced

Frederick C. Quirsfeld                Senior Vice President - Fixed       None
IDS Tower 10                          Income
Minneapolis, MN  55440

Rollyn C. Renstrom                    Vice President - Corporate          None
IDS Tower 10                          Planning and Analysis
Minneapolis, MN  55440

R. Daniel Richardson                  Group Vice President - Southern     None
Suite 800                             Texas
Arboretum Plaza One
9442 Capital of Texas Hwy. N
Austin, TX  78759

ReBecca K. Roloff                     Senior Vice President - Field       None
IDS Tower 10                          Management and Financial Advisory
Minneapolis, MN  55440                Service

Stephen W. Roszell                    Senior Vice President -             None
IDS Tower 10                          Institutional
Minneapolis, MN  55440

Max G. Roth                           Group Vice President -              None
Suite 201 S. IDS Ctr                  Wisconsin/Upper Michigan
1400 Lombardi Avenue
Green Bay, WI  54304

Erven A. Samsel                       Senior Vice President - Field       None
45 Braintree Hill Park                Management
Suite 402
Braintree, MA  02184

Theresa M. Sapp                       Vice President - Relationship       None
IDS Tower 10                          Leader
Minneapolis, MN  55440

Russell L. Scalfano                   Group Vice President -              None
Suite 201                             Illinois/Indiana/Kentucky
101 Plaza East Blvd.
Evansville, IN  47715

William G. Scholz                     Group Vice President -              None
Suite 205                             Arizona/Las Vegas
7333 E. Doubletree Ranch Rd
Scottsdale, AZ  85258

Stuart A. Sedlacek                    Senior Vice President and Chief     None
IDS Tower 10                          Financial Officer
Minneapolis, MN  55440

[AEL:]

Stuart A. Sedlacek                    Senior Vice President and Chief     Executive Vice President
IDS Tower 10                          Financial Officer
Minneapolis, MN  55440

Donald K. Shanks                      Vice President - Property Casualty  None
IDS Tower 10
Minneapolis, MN  55440

F. Dale Simmons                       Vice President - Senior Portfolio   Vice President, Real Estate Loan
IDS Tower 10                          Manager, Insurance Investments      Management
Minneapolis, MN  55440

Judy P. Skoglund                      Vice President - Quality and        None
IDS Tower 10                          Service Support
Minneapolis, MN  55440

James B. Solberg                      Group Vice President - Eastern      None
466 Westdale Mall                     Iowa Area
Cedar Rapids, IA  52404

Bridget Sperl                         Vice President - Geographic         None
IDS Tower 10                          Service Teams
Minneapolis, MN  55440

Paul J. Stanislaw                     Group Vice President - Southern     None
Suite 1100                            California
Two Park Plaza
Irvine, CA  92714

Lisa A. Steffes                       Vice President - Marketing Offer    None
IDS Tower 10                          Development
Minneapolis, MN  55440

Lois A. Stilwell                      Group Vice President - Outstate     None
Suite 433                             Minnesota Area/North
9900 East Bren Road                   Dakota/Western Wisconsin
Minnetonka, MN  55343

William A. Stoltzmann                 Vice President and Assistant        None
IDS Tower 10                          General Counsel
Minneapolis, MN  55440

[AEL:]

William A. Stoltzmann                 Vice President and Assistant        Director, Vice President, General
IDS Tower 10                          General Counsel                     Counsel and Secretary
Minneapolis, MN  55440

James J. Strauss                      Vice President and General Auditor  None
IDS Tower 10
Minneapolis, MN  55440

Jeffrey J. Stremcha                   Vice President - Information        None
IDS Tower 10                          Resource Management/ISD
Minneapolis, MN  55440

Barbara Stroup Stewart                Vice President - Channel            None
IDS Tower 10                          Development
Minneapolis, MN  55440

Craig P. Taucher                      Group Vice President -              None
Suite 150                             Orlando/Jacksonville
4190 Belfort Road
Jacksonville, FL  32216

Neil G. Taylor                        Group Vice President -              None
Suite 425                             Seattle/Tacoma/Hawaii
101 Elliott Avenue West
Seattle, WA  98119

John R. Thomas                        Senior Vice President               None
IDS Tower 10
Minneapolis, MN  55440

Keith N. Tufte                        Vice President and Director of      None
IDS Tower 10                          Equity Research
Minneapolis, MN  55440

Peter S. Velardi                      Group Vice President -              None
Suite 180                             Atlanta/Birmingham
1200 Ashwood Parkway
Atlanta, GA  30338

Charles F. Wachendorfer               Group Vice President - Detroit      None
Suite 100                             Metro
Stanford Plaza II
7979 East Tufts Ave. Pkwy
Denver, CO  80237

Donald F. Weaver                      Group Vice President - Greater      None
3500 Market Street, Suite 200         Pennsylvania
Camp Hill, PA  17011

Norman Weaver Jr.                     Senior Vice President - Alliance    None
1010 Main St., Suite 2B               Group
Huntington Beach, CA  92648

Michael L. Weiner                     Vice President - Tax Research and   None
IDS Tower 10                          Audit
Minneapolis, MN  55440

Jeffry M. Welter                      Vice President - Equity and Fixed   None
IDS Tower 10                          Income Trading
Minneapolis, MN  55440

Thomas L. White                       Group Vice President - Cleveland    None
Suite 200                             Metro
28601 Chagrin Blvd.
Woodmere, OH  44122

Eric S. Williams                      Group Vice President - Virginia     None
Suite 250
3951 Westerre Parkway
Richmond, VA  23233

William J. Williams                   Group Vice President - Western      None
Two North Tamiami Trail               Florida
Suite 702
Sarasota, FL  34236

Edwin M. Wistrand                     Vice President and Assistant        None
IDS Tower 10                          General Counsel
Minneapolis, MN  55440

Michael D. Wolf                       Vice President - Senior Portfolio   None
IDS Tower 10                          Manager
Minneapolis, MN  55440

Michael R. Woodward                   Senior Vice President - Field       None
32 Ellicott St.                       Management
Suite 100
Batavia, NY  14020

[ACL & IDS Life of NY:]

Michael R. Woodward                   Senior Vice President - Field       Director
32 Ellicott St.                       Management
Suite 100
Batavia, NY  14020

Rande L. Zellers                       Group Vice President-Gulf States    None
1 Galleria Blvd., Suite 1900
Metairie, LA  70001

Item 30. Location of Accounts and Records

         IDS Life Insurance Company of New York
         20 Madison Avenue Extension
         Albany, NY  12203

Item 31. Management Services

         Not applicable.

Item 32. Undertakings

(a) Registrant undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d) Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail.
         Nov. 28, 1988).Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

(e) The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                            SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, IDS Life Insurance Company of New York, on behalf of the Registrant, has duly caused this Registration Statement to be signed on its behalf in the City of Minneapolis, and State of Minnesota, on the 24th day of November, 1999.


              IDS LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT
              (formerly IDS Life of New York Flexible Portfolio Annuity Account)
                       (Registrant)

              By IDS Life Insurance Company of New York
                       (Sponsor)

              By /s/  Timothy V. Bechtold*
                      Timothy V. Bechtold
                      President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of November, 1999.


/s/ Timothy V. Bechtold*                             /s/  Thomas R. McBurney*
    Timothy V. Bechtold                                   Thomas R. McBurney
    Director and President                                Director

/s/ Maureen A. Buckley*                              /s/  Edward J. Muhl*
    Maureen A. Buckley                                    Edward J. Muhl
    Director, Vice President, Chief Operating             Director
    Officer and Consumer Affairs Officer

/s/ Rodney P. Burwell*                               /s/  Thomas V. Nicolosi*
    Rodney P. Burwell                                     Thomas V. Nicolosi
    Director                                              Director

/s/ John R. Cattau*                                  /s/  Stephen P. Norman*
    John R. Cattau                                        Stephen P. Norman
    Director                                              Director

/s/ Robert R. Grew*                                  /s/  Richard M. Starr*
    Robert R. Grew                                        Richard M. Starr
    Director                                              Director

/s/ Jeffrey S. Horton*                               /s/  Philip C. Wentzel*
    Jeffrey S. Horton                                     Philip C. Wentzel
    Vice President and Treasurer                          Vice President and
                                                          Controller - Risk
/s/ Jean B. Keffeler*                                     Management
    Jean B. Keffeler
    Director                                         /s/  Michael R. Woodward*
                                                          Michael R. Woodward
/s/ Richard W. Kling*                                     Director
    Richard W. Kling
    Director and Chairman of the Board



/s/ Mary Ellyn Minenko
    Mary Ellyn Minenko
Vice President and Group Counsel

*Signed pursuant Power of Attorney dated April 14, 1999, filed electronically as
Exhibit 14 to Post-Effective Amendment No. 3 to Registration Statement No. 333-03867, is incorporated herein by reference.

                       CONTENTS OF REGISTRATION STATEMENT

This Registration Statement is comprised of the following papers and documents:

The Cover Page.

Part A.

     The prospectus.

Part B.

     Statement of Additional Information.

Part C.

     Other Information.

     The signatures.

Exhibits.